As filed with the U. S. Securities & Exchange Commission on November _, 2006.
Registration No. 333-131249
______________________________________________________________________________________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RADIATE RESEARCH INC.
(Exact name of Company as specified in its charter)
Not Applicable
(Translation of Company’s name into English)
Canada	1711	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 436, 300 March Road,
Ottawa, ON, K2K 2E2, Canada
(613) 599-9108

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Micah Grinstead
Suite 436, 300 March Road,
Ottawa, ON, K2K 2E2, Canada
(613) 599-9108

Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Dobbs DAVID M. DOBBS P.C. 8655 Via De Ventura, , Suite G-200 Scottsdale, AZ 85258 Telephone (480) 922-0077	Robert L. Sonfield, Jr. Sonfield & Sonfield: 770 South Post Oak Lane Houston, Texas 77056, USA Telephone: (713) 877-8333 Fax: (713) 877-1547

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE (in US$)

Title of each class of securities being registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Shares	1,637,400(1)	$0.10(2)	$163,740(1)	$19.27
Class A Common Shares issuable upon exercise of Warrants	2,000,000	$0.075	$150,000	$17.55
Total	3,637,400		$$313,740	$36.82

(1)
There is also registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend, combination or other change in the outstanding shares of common stock.

(2)	Selling shareholders are offering their shares at a price of $0.10 per share until a market develops.

(3)	The price per share is based upon the exercise price of the warrants pursuant to which such shares of common stock are issuable, in accordance with Rule 457(g).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this prospectus is incomplete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November_________, 2006

Prospectus

Radiate Research, Inc.

3,637,400 Shares of Class A Common Shares

This prospectus relates to our Class A Common Shares (“Common Stock”) being registered for possible resale, from time to time, to allow the shareholders identified in this prospectus (“Selling Shareholders”) to sell up to 3,637,400 shares of our Common Stock. The Selling Shareholders currently hold 1,637,400 shares of Common Stock and warrants to acquire 2,000,000 shares of our Common Stock. See the section in this prospectus entitled “Selling Shareholders” for the names of the Selling Shareholders.

We will receive no proceeds from the sale of any of our Common Stock by the Selling Shareholders. We will receive the proceeds from the Selling Shareholders’ exercise of warrants. However, the Selling Shareholders are under no obligation to exercise the warrants.

Our Common Stock is not traded on any securities exchange or on the OTC Bulletin Board. We have entered into discussions with market makers who have indicated their intention to apply to have our Common Stock quoted on the OTC Bulletin Board shortly after our registration statement becomes effective. Shortly thereafter we intend to apply to be quoted on the Frankfurt Exchange. Our Common Stock will be sold at a price of $.10 per share until a market develops.

Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read the “Risk Factors” section of this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November____, 2006.

Table of Contents

Prospectus Summary	5
Risk Factors	6
Forward-Looking Statements	10
Use of Proceeds	10
Dividends	11
Selected Financial Data	11
Management Discussion and Analysis of Financial Condition and Results of Operations	14
Business	17
Management	18
Principal Shareholders	22
Related Party Transactions	23
Selling Shareholders	23
Plan of Distribution	28
Description of Share Capital	30
Taxation	36
Legal Matters	37
Where You Can Find More Information	37
Index to Financial Statements	38

Except as otherwise required by the context, all references in this prospectus to “we,” “us, “our,” the Company or “Radiate” refer to the operations of Radiate Research, Inc., a Canadian corporation.

Prospectus Summary

This summary provides a brief overview of some information about us and this offering. You should read the entire prospectus carefully including the risk factors and our financial statements and related notes before deciding to invest in our Common Stock.

Unless otherwise indicated all amounts included in this prospectus have been expressed in Canadian Dollars.

Our Company

We are a Canadian company involved in the development and sale of products for use with our low voltage foil heating system. Our primary product is the Mothers Warmth Comfort Change System designed to provide a warm and comfortable surface for changing baby’s diapers. We commenced sales activities in Canada in early 2005. We have targeted retail stores that specialize in baby products and we intend to continue to develop our market in Canada and commence marketing activities the United States. We have also developed products that use our heating system for floor heating but we have not generated sales to third parties.

Since inception (June 10, 2004) to May 31, 2006 we have generated revenues of $38,566 and net losses of $796,763 and have no significant assets. Our auditors have expressed substantial doubt about our ability to continue as a going concern. We will need to raise US$150,000 over the next twelve months to continue operations. These funds will take the form of proceeds generated from the exercise of warrants issued in 2005. There is no guarantee that the warrants will be exercised over the next 12 months if ever. The exchange rate on September 21, 2006 was $1.1195 Canadian Dollars to one US Dollar.

We were incorporated in Canada on June 10, 2004. On November 9, 2005 we undertook a corporate re-organization whereby each former common shareholder received two (2) new Common Shares and ninety-eight (98) Special Class “A” shares. Our principal office is located at Suite 436, 300 March Road, Ottawa, ON K2K 2E2, Canada and all of our executive administrative sales and research and development functions are based at that office. We have only one full time employee. Our telephone number at our principal office is (613) 599-9108.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our Common Stock, you are urged to carefully review and consider the section entitled “Risk Factors” in this prospectus.

The Offering

The selling Shareholders identified in the section below of this prospectus entitled “Selling Shareholders” are offering on a resale basis a total of 3,637,400 shares of the following shares of our Common Stock:

ཉ	1,400,000 shares of our Common Stock issued in connection with our November 2005 private placement;
ཉ	237,400 shares of our Common Stock issued to our existing shareholders as part of our November 9, 2005 corporate reorganization;

ཉ	2,000,000 shares of our Common Stock issuable at a price of US$0.075 per share upon the exercise of warrants issued to certain of the Selling Shareholders in our December 10, 2005 private placement

The offering comprises 100% of the issued and issuable (upon exercise of the warrants) Common Stock of the Company.

On November 9, 2005, at the request of the warrant holders the Company underwent a corporate reorganization. The pre-existing shareholders exchanged 11.870,000 original common shares for 11,632,600 Class A Special Shares and 237,400 shares of Common Stock. The shares were issued on a pari passu basis such that each existing shareholder received their pro-rata share of Class A Special Shares and Common Stock. The Class A Special Shares are convertible into Common Stock at any time after 18 months from November 9, 2005. The effect of the delayed conversion right is to prohibit pre-existing shareholders from converting their Class A Special Shares for the 18 month period. Further, as part of the reorganization the Company changed it’s Articles of Incorporation to allow the Company to offer its shares to the public

Risk Factors

An investment in our Common Stock is very risky. You may lose the entire amount of your investment. Before you invest in shares of our Common Stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase the shares of our Common Stock. The risks set out below are not the only risks we face.

We are a development stage company and we only have a limited operating history on which to evaluate our business or prospects.

Our business was formed in June 2004 and we have only a limited operating history on which you can base an evaluation of our business and prospects, with only approximately $38,566 in net revenue generated from our initial product over the period from June 10, 2004 (inception) to may 31,2006. Accordingly, our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Those risks and uncertainties include whether or not there is a demand for our primary product, the Mothers Warmth Comfort Change System, and whether our product pricing is sufficiently attractive to cause the consumer to adopt our new product. If there is insufficient demand at a profitable price then we won’t be able to sustain our operations. We don’t know if we be able to develop any other products that will achieve market acceptance. If we are unable to do so we will be completely dependent upon the sales of one product.

We only have one full-time employee and one consultant neither of whom has managed the reporting requirements of a public company.

Mr. Micah Grinstead is our only full-time employee and he will be primarily responsible for developing our business and for managing our reporting requirements. Mr. Grinstead will be assisted by one consultant, Mr. Ross Tuddenham. Although both have substantial business experience neither has been responsible for the reporting requirements of a public company. One member of our Board of Directors, Mr. William Sklar has been responsible for the reporting requirements of public companies.

We will require additional financing in order to continue the development of our products and our business operations. Such financing may not be available on acceptable terms, if at all.

We currently are dependent on the sale of one product. We don’t know if it will achieve significant levels of market acceptance or if we will be able to develop other products that will achieve market acceptance. We may encounter unforeseen difficulties that may deplete our limited capital resources more rapidly than anticipated. We had only $688 of cash as of May 31, 2006 and we will need additional capital if we are not able to generate profitable sales in the next 12 months. We may be required to make significant product development expenditures and spend additional money to maintain and expand our marketing efforts. We may need to seek additional equity financing in the future if our products do not generate revenue or if our expenses are greater than expected. The timing and amount of any capital requirements cannot be predicted at this time. We cannot be sure that any financing will be available on acceptable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our business, develop new products or penetrate existing markets at the rate desired and our ability to continue in business may be jeopardized. If adequate financing is not available, we may be required to terminate or significantly curtail our operations. This would have a negative impact on the value of your shares.

We have experienced significant losses since inception and there is doubt about our ability to continue as a going concern.

Our continued existence is dependent upon our ability to generate additional revenue, achieve profitability and maintain adequate financing arrangements. Our failure to do so would have severe consequences on our business, financial condition and results of operations. From inception through May 31, 2006, we have generated revenue of $38,566 and net losses from operations totaling $639,880 and net losses of $796,763 for the period after reflecting losses on derivative liabilities. We had working capital deficit of $65,567 as of May 31, 2006. Because of our limited revenue, our losses and our limited capital, our auditor has expressed doubt about our ability to continue as a going concern.

We may not generate sufficient royalty income to cover our costs

Our business plan involves the minimization of sales, marketing and inventory costs by the licensing of our product. For the period from inception to May 31, 2006 we received royalties from the manufacturer distributor, Abond Corporation, of $1,436.

Our initial product is used for infant care and if it malfunctions and injures an infant or if other infant care or other products we develop cause injury we may be liable for such injury.

Our products are used in connection with infant care and home heating. Should these devices fail to perform as intended, or should these devices directly or indirectly cause injuries or illness to people, we may be required to incur substantial costs in defending against claims and may be required to pay damages arising from these actions. Damages awarded in a product liability action could be substantial and our financial condition would be negatively affected.

Our initial product uses a low voltage heating system that could become obsolete if someone develops a safer or more efficient technology and we must be able to adapt to any such changes in the market.

Our success will be dependent upon our ability to adapt to technological advances and changes in the industry. There is no assurance that we will be successful in our efforts in these respects. For example if another company discovers a means of effective low temperature heating such as radiant heating systems, it may have a negative impact on us. We must also keep abreast of technological advances such as improved High Temperature Systems (such as furnaces and radiators).

We only have one officer Mr. Micah Grinstead and our success will depend upon the continued services of Mr. Micah Grinstead.

Our success will depend upon the continued services of our President: Micah Grinstead, President. Although the members of our Board of Directors have significant business experience they are not responsible for day-to day business operations. The loss of his services could have a material adverse effect upon our business. Although we don’t believe it would cause us to cease operations, we would have to locate a replacement for Mr. Grinstead. We currently do not maintain any key personnel insurance and we have no employment agreements with him.

We have never declared any dividends and we are not likely to declare any in the near future.

We have not declared any dividends since inception, and we have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. The payment of dividends, if any, in the future, rests in the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition.

The issuance of additional shares may impact the value of our Common Stock.

We have an unlimited number of authorized shares of Common Stock. We may issue more shares to fund our operations. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options, the conversion of notes and the exercise of warrants), or the perception that such sales could occur, could materially adversely affect prevailing market prices for our Common Stock and our ability to raise equity capital in the future. In addition, our board of directors has the authority without further shareholder approval to issue special shares with rights superior to those currently held by our common shareholders.

On October 21, 2005 we entered into a Securities Purchase Agreement involving the potential issuance of 47,791,667 Common Shares, whereby investors subscribed for a combination of Common Shares and warrants which would yield up to US$780,000 to us should all the warrants be exercised. The exercise of the warrants and issuance of additional shares of Common Stock could potentially result in a significant dilution to the holders of our Common Stock.

We have issued warrants that are exercisable at a price of $0.075 which are below the selling shareholder price of $0.10. This may create immediate downward pressure on the price of our Class “A” Common Shares, which may make the exercise of our warrants highly uncertain, especially if the market price of our Class “A” Common Shares falls to a price equal to or below the $0.075 exercise price of our warrants.

Radiate is a Canadian company and it may be difficult for United States shareholders to effect service on or to realize on judgments obtained against Radiate in the United States.

Radiate is a Canadian corporation. All of our directors and officers are residents of Canada and a significant part of our assets are, or will be, located outside of the United States. As a result, it may be difficult for shareholders resident in the United States to effect service within the United States upon us or upon, directors, officers or experts who are not residents of the United States, or to realize in the United States judgments of courts of the United States predicated upon civil liability of Radiate, or directors or officers. Accordingly, United States shareholders may be forced to bring actions against Radiate and our directors and officers under Canadian law and in Canadian courts in order to enforce any claims that they may have against Radiate or our directors and officers.

There may be material tax consequences to United States investors

There may be material Canadian federal income tax consequences that apply to a shareholder who is resident in the United States of America. You should consult with your own tax adviser to determine whether an investment in the Common Stock of Radiate is appropriate for you.

Our Officers and Directors and existing shareholders own a substantial interest in our voting shares including our Class A Special Shares and Class B Special Shares and purchasers of our Common Stock offered pursuant to this prospectus will not have a significant voice in our management.

Our officers and directors currently collectively own approximately 2.06% of our issued and outstanding shares of Common Stock. However, these officers and directors also own Class A and B Special Shares which are convertible at the option of the holder eighteen months after December 10, 2005. Collectively, our Class A Special Shares and Class B Special shares are entitled to voting rights equal to the number of shares of Common Stock into which they are convertible. The Class A Special Shares are convertible into the number of shares that equal 75% of the then outstanding number of share of Common Stock. Each Class B Special Share is convertible into five shares of Common Stock. Upon conversion our officers and directors will collectively own approximately 26.46% of the common shares and hold 26.46% of the voting rights. The holders of our Class A Special Shares and Class B Special Shares, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

There is no market for our Common Stock and there will be no market until a market maker agrees to quote our stock and makes an application for listing our stock on the OTC Bulletin and our application is accepted.

There is no market for our Common Stock and there will be no market for our Common Stock in the United States until it is quoted on the OTC Bulletin Board. No application has been filed but we intend to have our shares quoted on the OTC Bulletin Board. No assurance can be given that our Common Stock will be quoted on the OTC Bulletin Board or elsewhere.

Even should our stock be approved for quotation by a market maker through the over-the-counter bulletin board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.

Should our application for listing on the Frankfurt Exchange not be accepted, non-Canadian domiciled shareholders will be subject to Canadian tax consequences on their disposition of our shares.

No application has been filed, but we intend for our shares to trade on the Frankfurt Exchange. The OTC Bulletin Board is not a “proscribed exchange” for purposes of the Canadian Income Tax Act and Regulations there to. Failure to obtain a Frankfurt Exchange listing, which is a “proscribed exchange”, could result in adverse Canadian Income Tax results for our non-Canadian domiciled Shareholders, in that they will become subject to Canadian Income Tax on the proceeds of their disposition of our shares as the shares were not traded on a “proscribed exchange”.

Our success will depend on our ability to protect our proprietary technology.

Our rights to a substantial portion of our technology are as the assignee of United States patent applications. We have not been granted any patents and we don’t know when or if any patents will be granted. We hold no U.S. trademarks. Our patent application for our Infant Warming System is now under review by the United States Patent and Trademark Office. All rights regarding the patent have been assigned to us. We are also the assignee of a design patent for the heated contour change pad. All rights have been assigned to Radiate. We are not able to predict the likelihood or timing of a grant of our applications. If our applications are granted we may nevertheless be required to defend our products from patent infringement and maintain our trade secrets. Failure to do so may introduce competition that could significantly reduce our ability to generate revenue.

The sale or transfer of our Common Stock by shareholders in the United States will be subject to the so-called “penny stock rules.”

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on the sale of penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the US. Broker dealers who sell penny stocks must give purchasers a risk disclosure document and must make a determination that the penny stock is suitable for the purchaser and obtain the purchaser’s written agreement to purchase. Some broker /dealers don’t sell penny stocks. Accordingly, you may not be able to resell shares of our Common Stock at times and prices you feel are appropriate.

Moreover, our shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such “secondary trading” exists or in which the shares may have been registered.

Forward-Looking Statements

This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. When used in this Prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “plan” and similar expressions are intended to help identify forward-looking statements. These statements are subject to certain risks, uncertainties, and assumptions, including those identified under “Risk Factors” above. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include, but are not limited to, economic conditions generally and in our industry; competition within our industry, including competition from much larger competitors; technological advances which could render our products less competitive or obsolete; failure by us to successfully develop new products or to anticipate current or prospective customers’ product needs; price increases or supply limitations for components purchased by us for use in its products; and delays, reductions, or cancellation of orders that may be placed with us. There can be no assurance that we will be able to develop our products or markets for our products in the future.

Use of Proceeds

We will not receive any proceeds from the Selling Shareholders’ sale of shares of our Common Stock. However, we will receive the US$150,000 proceeds upon the exercise of 2,000,000 of the Selling Shareholders’ warrants, when and if they are exercised. If the Selling Shareholders exercise their warrants, then we expect to use substantially all the net proceeds for research and development of our products, and expansion of sales and marketing activities, and other general working capital and corporate purposes. The US$150,000 raised from the exercise of the warrants will allow us to meet our objectives for the next twelve months. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under “Risk Factors.” Accordingly, our management will retain broad discretion in the allocation of the net proceeds of these funds.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends or other dividends with respect to our Common Stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Selected Financial Data

The following table sets forth, for the period indicated selected financial and operating data for Radiate. This information should be read in conjunction with our financial statements and notes thereto. The selected financial data provided below are not necessarily indicative of our future results of operations or financial performance. We have not paid any dividends on our common shares and we do not expect to pay dividends in the foreseeable future.

The year end financial statements of Radiate have been audited by Malone & Bailey, PC, independent registered public accountants. The financial statements are maintained in Canadian dollars, and have been prepared in accordance with accounting principles generally accepted in the United States.

	Year Ended May 31, 2006	Inception Through May 31, 2005	Inception Through May 31, 2006
Statement of Operations Data
Sales	$ 31,112	$ 7,454	$ 38,566
Cost of goods sold	40,789	13,014	$53,803
Gross loss	(9,677)	(5,560)	(15,237)
Net loss from operations	(426,341)	(213,539)	(639,880)
Net loss	(583,224)	(213,539)	(796,763)
Net loss per share, basic and diluted	(0.79)	(1.96)	N/A

	As of May 31, 2006	As of May 31, 2005
Balance Sheet Data
Total assets	$16,181	$ 34,445
Total current liabilities	$78,708	28,008
Derivative liability	156,883	-
Total liabilities	235,591	28,008
Total shareholders’ equity (deficit)	(219,410)	6,437

Number of shares outstanding:
Class A convertible special shares	11,632,600	10,633,000
Class B convertible special shares	70,000	-
Class A common stock	1,637,400	217,000

The “Assets” figures contained in the above table, include an item described as “Value Added Taxes Recoverable”. Value Added Taxes Recoverable is made up of value-added tax amounts incurred on qualified Canadian expenditures net of Value Added Taxes charged on specified sales that are refundable from the Government of Canada. This amount is not related to other income.

The number of shares outstanding as of May 31, 2005 reflect the reorganization that occurred on November 9, 2005.

Currency Exchange Rate Information

The rate of exchange means the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last date of each month during a year1.

	2005	2004
High Low Average for Period End of Period	$1.2555 $1.1610 $1.2114 $1.1630	$1.3970 $1.1775 $1.3015 $1.2034

The exchange rate on September 21, 2006 was $1.1195

The high and low exchange rates for the period from June 2005 through June 2006 are as follows
Q1	June 2005	July 2005	August 2005		Average		Average
High Low	1.2451 1.2374	1.2273 1.2194	1.2087 1.2005	High Low	1.2270 1.2191	Mean	1.2230
Q2	September 2005	October 2005	November 2005		Average		Average
High Low	1.1819 1.1743	1.1818 1.1736	1.1852 1.1778	High Low	1.1829 1.1752	Mean	1.1791
Q3	December 2005	January 2006	February 2006		Average		Average
High Low	1.1646 1.1583	1.1621 1.1536	1.1521 1.1461	High Low	1.1596 1.1526	Mean	1.1561
Q4	March 2006	April 2006	May 2006		Average		Average
High Low	1.1606 1.1545	1.1475 1.1412	1.1131 1.1055	High Low	1.1404 1.1337	Mean	1.1370
Q1	June 2006	July 2006	August 2006		Average		Average
High Low	1.1179 1.1099	1.1109 1.1459	1.1103 1.1373	High Low	1.1130 1.1310	Mean	1.1220
1Data obtained from the Bank of Canada.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We have been engaged in the research, development and sale of our primary product, Mothers Warmth Comfort Change System since our inception on June 10, 2004. Our revenue to date has consisted of (1) sales of floor heating applications and (2) sales of the Mothers Warmth Comfort Change Systems commencing in January 2005. Currently, to conserve scarce financial and management resources we are concentrating our efforts on the Mothers Warmth Comfort Change Systems.

We commenced sales activities in Canada in early 2005. We have targeted retail stores that specialize in baby products and we intend to continue to develop our market in Canada and commence marketing activities the United States. We have also developed products that use our heating system for floor heating but we don’t intend to commit resources to our floor heating products in the foreseeable future.

From inception to May 31, 2006 we generated $ $10,877 (28%) of our revenue from our floor heating applications and $27,707 (72%) of our revenue from the sale our Mothers Warmth Comfort Change Systems. From inception through May 31, 2006 the majority of all the sales of our Mothers Warmth Comfort Change System have been made directly by us.

We entered into a license agreement with Abond Corporation in March 2005 that gives Abond the nonexclusive right to build and sell our Mothers Warmth Comfort Change System. Abond, has been a manufacturer/distributor to retailers in our target market for many years, including the outsourcing of manufacturing of products from China. Radiate licensed Abond because of their extensive experience. The term of the license agreement is five years. Abond agreed to pay us a quarterly royalty of seven percent of Net Sales. Product placement was slowed because Abond focused on outsourcing the product manufacturing to China, with factories that are currently providing non Radiate products to Abond.. Abond has received 8000 units from the Chinese manufacturer. Some of these units have been placed with select retailers. Abond has received positive feedback from these retailers about the initial manufacturing run; Abond is fine-tuning the packaging and point of sale impact before placing its second manufacturing order with the Chinese manufacturer.

As of May 31, 2006 we had received $1,436 in royalty payments from Abond. This has made no significant impact on our operations.

Bebe Depot Plus, Holly, Cote Kid and Toys R’Us are all channels that were developed by Abond and as such are part of the license revenues from Abond. Therefore there are no agreements between these retailers and Radiate Research Inc.

For retailers with 15 or less locations, we intend to sell directly, as these entities are not covered by the Abond license agreement. To reach these smaller retailers we have advertised in baby shop publications, made cold calls and sent direct mailings. We intend to continue to grow the direct sales aspect of the business.

Haute Mama is a channel developed directly Radiate. However this relationship has no specific governing agreement and is a straight forward sale or product to a retailer.

We don’t manufacture our Mothers Warmth Comfort Change System and we don’t have any plans to engage in manufacturing activities. We will rely on third parties to manufacture our products.

We initially intend to enter the US by exploiting Abond’s existing distribution channel. This approach is advantageous to us as with the exception of product testing costs, it will not involve any out of pocket costs. All sales and marketing costs as well as manufacturing and inventory costs are all to be borne by Abond. Based upon a quotation from a US testing laboratory, product testing costs should not exceed US$3,500.

Some of the risks and uncertainties that we face include the fact that we only received $1,436 in royalties for the period from Inception to May 31, 2006; the focus upon the Mothers Warmth product at the exclusion of the heating floor system; the intention to move into the as yet untested United States market; and the fact that our auditors have expressed substantial doubt as to our ability to continue as a going concern.

If we don’t have sufficient funds to continue our operations as planned, we plan to scale down our operations; delay our entry into the United States marketplace; rely more heavily upon our licensee to distribute our products and/or accrue salaries and expenses until additional financing can be raised.

Installation Sales (radiant floor)

Revenue from the sale of foil based low energy radiant flooring systems is recognized when the installation is complete and the customer acceptance is received.

Results of Operations

For the period from June 10, 2004 (Inception) through May 31, 2006

Revenue

We generated of revenue of $38,566 and incurred cost of goods sold of $53,803 for the period from June 10, 2004 (inception) through May 31, 2006. From inception to May 31, 2006 we earned $1,436 in royalty revenues. Revenue was generated from the direct sales of Mothers Warmth warming pads to customers and from the installation of heating solutions. The Gross Loss was attributable to an estimation issue associated with the installation of heating solutions, and start up costs during our initial year of operations together with additional product costs incurred due to low volumes.

The estimation issue was related to a single heated flooring installation. The basic cost of the installation was under-estimated due to lack of experience with such installations. This under-estimation was subsequently aggravated by the addition of numerous features to the project. The project was quoted as a flat rate, and therefore we were unable to recoup the additional expenses. This does not indicate a trend but was an early process and as such was instructive in future installations, if any.

The initial manufacturing of our Mothers Warmth Comfort Change System was done in Canada. It cost us $42.29CDN per unit to build the 500 units in Canada. The main cost was the power supply at $11.89. Subsequently our licensee, Abond issued a purchase order to a Chinese manufacturer for 8,000 units at a cost that was only 57% of the Canadian purchase price. The cost to build 8000 units of the equivalent product in China is $24.00CDN per unit. . The major contributing factor to the reduced price was the ability to source a power supply at 33.6% of the Canadian price.
In this case the power supply is approximately $4CDN.

Operating Expenses

We expended $624,643 on operating costs for the period from June 10, 2004 (Inception) through May 31, 2006. Operating costs included consulting fees of $305,538 paid to seven consultants; research and development of $58,299; professional fees of $130,358 and other general and administrative costs of $130,448.

We incurred a net loss for the period from June 10, 2004 (Inception) through May 31, 2006 from operations of $796,763.

Liquidity and Capital Resources

At May 31, 2006 we had current assets of $13,141, capital assets of $3,040 being computer equipment and total assets of $16,181. The current assets were comprised of cash of $688, receivables of $2,145 from trade debtors, value-added tax receivable of $5,962, inventory of raw materials and finished goods of $4,346.

We had total liabilities of $235,591 as of May 31, 2006, consisting of current liabilities of $73,623 for accounts payable and accrued liabilities, $5,085 of a loan payable to a related party, and a derivative liability of $156,883.

During fiscal 2006, in connection with Class A Common Share issuances, Radiate issued 2,000,000 share purchase warrants. The warrants are freestanding instruments with a term of three years and an exercise price of US$0.075 per share.

Radiate analyzed the warrant instruments for derivative accounting consideration under SFAS 133 and EITF 00-19. Radiate determined the warrants did not meet the criteria for classification in shareholders’ equity under SFAS 133 and EITF 00-19 due to investor registration rights with liquidated damages to be paid by Radiate in the event: the registration statement is not filed timely; the registration statement is not declared effective within a stated timeframe; or an effective registration statement later ceases to be effective. Radiate determined that it would be more economic to issue registered shares than to issue unregistered shares and pay the maximum liquidated damage per share. Derivative accounting is therefore applicable for the warrant instruments due to Radiate’s inability to control registration.

The warrants were valued using the Black-Scholes model, using a stock price of US$0.075; volatility of 135.87%; annual dividends rate of 0%; and a discount rate of 4.47%. The fair value of the derivative was computed at $133,901 (US$116,436), in conformity with FAS 133, at inception on February 1, 2006. This derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement. The non-current derivative liability recognizes that the costs associated with the issuance of the shares underlying the warrants are not certain.

We had working capital deficit of $65,567 at May 31, 2006.

We had a total accumulated deficit of $796,763 as of May 31, 2006.

We used $551,180 for operating activities for the period from June 10, 2004 (inception) through May 31, 2006, which included a net loss of $796,763, an increase in accounts payable and accrued expenses of $74,163 net of what we were able to generate from operating activities by increases in accounts receivable of $21,405; value added taxes recoverable of $5,962; and inventory of $4,346. Expenses included in the net loss for the period not involving an outlay of cash included $26,250 of services satisfied by a share issuance; depreciation of $740, bad debt expense of $19,260 and loss on derivative liability of $156,883.

We had $555,648 in net cash provided by financing activities for the period June 10, 2004 (inception) to May 31, 2006 primarily from the sale of our common stock.
We spent $3,780 to acquire computer equipment during the period from June 10, 2004 (inception) to May 31, 2006.

We believe we can satisfy our cash requirements until the end of the second quarter of 2007 assuming the US$150,000 subscription of share warrants previously issued. The timing of the exercise of the warrants is uncertain. As of the date of this Prospectus no warrants have been exercised. Should the warrants not be exercised the Company will need to rely upon funds generated from operations. The Company will be able to continue operations by deferring its entry into the United States marketplace, by restricting its activities to the sale and marketing of its Mothers Warmth product via its licensee and by the deferral of compensation by its sole employee and by its consultants.

Radiate’s continued existence is dependent upon its ability to raise capital through private securities offerings and secure debt financing and use these sources of capital to develop and enhance its lines of foil heating system products and grow its sales of the Mothers Warmth Comfort Change System product line. Management is focusing on targeting its existing product line in retail stores that specialize in baby products, continuing its marketing efforts in Canada and expanding marketing activities in the United States. Through organic growth and funding via loans and private placement offerings, Radiate plans to continue to increase the profitability of its operations necessary to support operating requirements. There can be no assurance that any of management’s plans as described above will be successfully implemented or that Radiate will continue as a going concern

If we don’t have sufficient funds to continue our operations as planned, we plan to scale down our operations; delay our entry into the United States marketplace; rely more heavily upon our licensee to distribute our products [as under the license agreement with our licensee, the licensee is solely responsible for the working capital requirements of the sales]; and/or accrue salaries and expenses until additional financing can be raised.

However, there can be no assurance that any of the warrants will be exercised or that new capital will be available to us, or that adequate funds for our operations will be available on terms satisfactory to us. We have no commitments from officers, directors or affiliates to provide funding. Our failure to obtain adequate additional financing may require that we delay, curtail or scale back some or all of our operations. Any additional financing may involve dilution to our then-existing shareholders.

From June 1, 2005 through May 31, 2006, we sold 1,420,000 shares of our Common Stock and 999,600 shares of our Class A Special Shares resulting in net proceeds of $310,000 and we issued 70,000 Series B Special Shares for $26,500 for consulting services.

On October 21, 2005 Radiate entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) involving the potential issuance of 6,212,500 Class “A” Common Shares, whereby investors would subscribe for a combination of Common Shares and warrants which would yield up to US$780,000 to the Company should all 2,962,500 shares be subscribed for and all 3,250,000 of the warrants be exercised. Should the Company receive the entire potential proceeds from the Securities Purchase Agreement, the Company would be able to directly enter the United States marketplace rather than relying solely upon its licensee, and develop other commercial applications for its foil-heating technology.

The securities subject to the Securities Purchase Agreement include

Subject to registration

1,400,000 Class “A” common shares at US$0.075
2,000,000 Class “A” common share warrants exercisable at US $0.075, expiring February 6, 2009.

Not subject to registration

As described above the company has entered into an agreement to issue shares and warrants. As the terms of this agreement do not provide for registration of the additional potentially issuable securities, this registration statement does not include the following.

1,562,500 Class “A” common shares at US $0.16

750,000 Class “A” common share warrants exercisable at US $0.20, issuable at time of subscription of Class “A” common shares with a term of one year.

500,000 Class “A” common share warrants exercisable at US $0.25, issuable at time of subscription of Class “A” common shares with a term of one year

To date the Company has received CAN $121,380 (US $105,000) for the issuance to five subscribers pursuant to the terms of the Securities Purchase Agreement of 1,400,000 shares at US $0.075 and 2,000,000 warrants exercisable at US $0.075. .Both the shares issued and the shares underlying the warrants issued are entitled to registration rights under the Securities Purchase Agreement. The names, address and dispositive authority for each subscriber is disclosed in the Selling Shareholder section of this Prospectus.

The Company is not able to determine what proportion of the warrants, if any would be exercised and whether any or all of the Class “A” common shares contained in the Securities Purchase Agreement will be subscribed for. Should the Company fail to receive the proceeds from the sale of shares and exercise of warrants contained in the Securities Purchase Agreement the Company will not be able to aggressively enter the US marketplace and will need to restrict its operations to the sale of Mothers Warmth products through its license.

Radiate agreed to use its best efforts to register 1,400,000 of the shares purchased pursuant to the Securities Purchase Agreement and register shares underlying 2,000,000 warrants on Form F-1 and to maintain the effectiveness of its registration statement.

Radiate agreed to pay liquidated damages to the purchasers if it fails to file the Registration Statement, obtain effectiveness of the Registration Statement or maintain the effectiveness of the Registration Statement. The Securities Purchase Agreement provides that in the event the registration statement is not declared effective within 120 days from the filing, then the Company shall pay to the investors a cash amount within three (3) business days of the end of the month equal to one and one half percent (1½%) for each thirty (30) days or part thereof for the first sixty (60) days and two percent (2%) thereafter of the Purchase Price of the Common Stock outstanding as liquidated damages. The liquidated damages penalty has been waived.

Our independent registered accounting firm issued its report that included an explanatory paragraph to highlight items that raise substantial doubt about our ability to continue as a going concern, and the financial statements as presented do not include any adjustments relating to the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Amounts spent during each of last two years on research and development activities

Our Research and Development expenses since inception relates to developing systems and equipment utilizing foil-heating technology. Since inception we have spent $58, 299 on Research and Development.

Business

Overview

Radiate Research, Inc. was incorporated in Canada on June 10, 2004. Since inception we have been engaged in research and development of our primary product, Mothers Warmth Comfort Change System. We have also sold some heated floor systems. We are currently developing a range of products for use with the low voltage foil system. Since inception we have generated revenues of a total of $38,566.

Our Mothers Warmth Comfort Change System has been placed in retail locations across Ontario, Canada, including, Ottawa, Kemptville, Barrie, Calgary and Toronto.

Products

Mothers Warmth Comfort Change System

The Mothers Warmth Comfort Change System (“Change System”) is a contour change pad that has an embedded low voltage heating element. This element is regulated to approximately 31°C to equal the surface body temperature of an adult human. The temperature is regulated by an embedded thermostat that prevents the unit from overheating. The heating element of the Change System is based on a low voltage flat foil system that is only approximately 0.2mm thick. The foil is comprised of two sheets of polyester with aluminum foil patterns laminated between these sheets.

The Change System includes the heated change pad, a terry cloth cover and a fleece blanket. The Change System will also warm diapers, wipes, and ointment as a by-product of its normal function. One benefit of the Change System is that the infant is less aroused during the changing process.

The Change System is currently manufactured pursuant to the terms of a License Agreement with Abond Corporation (“Abond”). We have granted Abond a five-year non-exclusive license to manufacture and sell the Change Systems and any improvements or alterations. The relationship with Abond is further discussed below under the caption “Sales and Marketing”

Heated Floor Products

We have also developed heated floor products using the low voltage elements. The North American heated floor marketplace typically is served by 110 volt applications and hydronic [hot water] radiant floor solutions. Our low voltage solution is particularly appealing to customers who want to reduce their energy costs.

We have decided to conserve our scarce financial and management resources by concentrating on the Mothers Warmth product line. Accordingly we are not presently expecting to actively market the heated floor products.

Competition

We are involved primarily in the infant accessory market. Although there are a number of products that include contour changing tables, and warming devices for baby wipes we are not currently aware of any competitive products that include the features of our Mother’s Warmth Contour Comfort Change System. Competitors contour change pads are all sold as foam cores with a vinyl cover. These contour change pads require that the consumer purchase a separate cover. These covers are generally made from terry cloth. The Mothers Warmth Contour Change Pad System includes the terry cloth cover as well as a blanket as part of the package. The feature that sets the Mothers Warmth Comfort Change Pad System apart from the competition is a low voltage warming element to keep the pad at 32°C (89.6 F). The low voltage heating element reduces the potential for shock to the infant during the changing process. The system also allows the consumer to warm other items such as creams, lotions, ointments, clothes, and bath towels on its radiating surface.

We also have developed products for the floor heating market that we don’t presently intend to market. There are several competitors in the radiant floor heating market.

Research and Development, Patents and Licenses

Since inception in June 2004 we have been engaged in research and development of products using a low voltage foil heating system. We have focused our efforts on the infant accessory market and the home comfort market. We intend to focus on the infant accessory market in the future. We have expended approximately $58,299 on research and development of our low voltage foil heating system and the development of our Mothers Warmth Comfort Change System and related products.

We are the assignee of a United States design patent application for a heated change pad system that was originally filed with the United States Patent and Trademark Office in December 2004. We are the assignee of a United States utility provisional patent application filed in March of 2005.

The Company, from time to time, must have its products tested and certified by recognized testing laboratories for adherence to applicable standards such as flammability, electrical code adherence, etc.

Sales and Marketing

License Agreements

We have targeted the specialty infant retail stores in Canada and we intend to target the same market in the United States. Our sales strategy includes using Abond to sell to large retailers in Canada, and the United States. Under the terms of our license agreement Abond is entitled to sell to retailers with more than 15 stores. Abond has agreed to pay us an annual royalty of 7% of the Net Sale Price of our Change System payable quarterly. The term of our license agreement is five years. Abond is not the exclusive licensee or distributor. During the third, fourth and fifth year of the agreement total payments including royalties shall not fall below 75% of the total payments including royalties of the previous year. We have the right to buy back the rights granted to Abond for the lesser of $550,000 or four times the cumulative payments made by Abond to us during the term of the agreement. Abond intends to market our Change System under its own brand.

The financial results for the period from Inception [June 10, 2004] to May 31, 2006 show that the Company has received $1436 in royalties from Abond. Product placement was slowed because Abond focused on outsourcing the product manufacturing to China. While this process has been slower than anticipated, the Company received the first royalty payments in May 2006.

Direct Sales

For retailers with 15 or less locations, the Company sells directly, as these entities are not covered by the Abond license agreement. To reach these smaller retailers the Company has advertised in baby shop publications, made cold calls and sent direct mailings. The Company intends to continue to grow the direct sales aspect of the business.

United States Market

The Company initially will enter the US by exploiting Abond’s existing distribution channel. This approach is advantageous to the Company as with the exception of product testing costs, it will not involve any out of pocket costs, all sales and marketing costs as well as manufacturing and inventory costs are all to be borne by Abond. Based upon a quotation from a US testing laboratory, product testing costs should not exceed US$3,500.

Trends, risks and uncertainties

The risks faced by the Company are discussed under the caption “Risk Factors” above. Some of these risks include the fact that Company only received $1,436 in royalties for the period from Inception to May 31, 2006; the focus upon the Mothers Warmth product at the exclusion of the heating floor system; the intention to move into the as yet untested United States market; and the fact that our auditors have expressed substantial doubt as to our ability to continue as a going concern.

Property

Our executive office is located at Suite 436, 300 March Road, Ottawa, ON, K2K 2E2, Canada.

Employees

We currently have one full time employee and one consultant.

Management

The names, ages and titles of our directors and executive officers are set forth below:

			Other Reporting Companies in Canada or the United States
Name	Age	Position	Company	Position
Micah Grinstead	42	President & CEO - Director	None	None
Chris Skillen	58	Director	Endo Networks Inc Park Avenue Investments, Inc.	Chairman, Director
Harry Keays	55	Director	None	None
Edward Napke	81	Director	None	None
Ronen Katz	42	Director	None	None
William L Sklar	57	Director	Pathogenics, Inc PaperFree Medical Solutions, Inc.	Director President, Director

The following sets out the principal occupations and related experience for the directors and senior officers of the Company over the past five years.

Micah Grinstead - Director and President

Mr. Grinstead is President of the Company and has been a Director since May 2, 2005. Mr. Grinstead was Vice President of Radiate from June 2004 until May 2005. He was employed as Vice President of Operations of SimmicNet, Inc. from March 2002 through May 2004. He was employed as Manager of Canadian operations by Dowslake Microsystems from October 2001 through March 2002. Mr. Grinstead was employed as Manager of Manufacturing by SiGEM, Inc. from March 1999 to September 2001. Prior thereto, he gained extensive progressive operational experience, manufacturing both on and off shore. His employment background includes such companies as Siltronics, SilCom Research Limited, GDI Hong Kong as Manager of Canadian Operations, and Cygnus Satellite Systems.

Chris Skillen - Director

Mr. Skillen has been a Director of the Company May 2, 2005. For the past five years Mr. Skillen has been President of a consulting company providing investment and advisory services to small and medium sized technology companies. Mr. Skillen founded The Crowntek Business Centers, a significant Canadian computer distributor in the early eighties. Mr. Skillen was CEO of Telepanel Systems Inc., a TSX and NASDAQ listed company until August 2000. Mr. Skillen is Chairman of Metasoft Systems Inc., a Vancouver company, which provides online searchable databases to non-profit organizations and charitable foundations in North America. Mr. Skillen is also Chairman of Endo Networks Inc., a NASDAQ listed company providing consumer engaging applications through the internet and kiosk interfaces. Mr. Skillen is also a director of Park Avenue Investments, Inc. a TSX-V listed company. Mr. Skillen is also a director and advisor in a number of private companies including Hotspex and ES3.

Harry Keays - Director

Mr. Keays has been a Director since October 26, 2005. Mr. Keays graduated from Queens University in 1973. Mr. Keays has served as the President of Keays Business Management, Inc. for the past five years. He was previously employed as the Chief Financial Officer of United Marine Electronics and Communications, Inc. formerly known as United Telephone Company, Ltd. He is a member of the Institute of Chartered Accountants of Ontario.

Dr. Edward Napke, MD - Director

Dr. Napke is retired and has been a Director since October 26, 2005. For the previous five years Dr. Napke has served as a consultant for a World Health Organization Collaborating Centre for Drug Monitoring. He served as the Canadian representative in developing the World Health Organization drug monitoring program. Dr. Napke is retired.

Ronen Katz - Director

Mr. Katz has been a Director since October 26, 2005. Mr. Katz was employed by Abond Corporation in 1987. In 1996 he became President of Abond Corporation and he continues to serve in that capacity.

William Sklar - Director

Mr. Sklar has served as a Director since October 26, 2005. Mr. Sklar has served as a consultant with Willmar Management Corp. since 1988. Since September 2004 Mr. Sklar has been the Chairman and a Director of PaperFree Medical Solutions, Inc., a company trading on the OTC BB. He has also served as a Director of Pathogenics, Inc., a public company since January 2005. From July 1983 to October 1988 Mr. Sklar was the owner of Western Bag & Burlap a textile manufacturer.

Ross Tuddenham - Senior Advisor

Mr. Tuddenham has served as a consultant to Radiate since March 2005. In 2004 to 2005 he served as a consultant to SM Systems, a strategic sourcing solutions company. Since 1999, Mr. Tuddenham has been retired. He has been involved in the creation, acquisition, management and structuring of businesses for the past thirty years.

Neither the Company nor any of its officers, directors or controlling shareholders has (i) been the subject of any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority, (ii) entered into a settlement agreement with a Canadian securities regulatory authority, or (iii) been subject to any other penalties or sanctions imposed by a court or regulatory authority that would likely be considered important to a reasonable investor making an investment decision.

Executive Compensation

There is presently one Executive Officer of Radiate, Micah Grinstead, President & CEO.
“Executive Officer” means the president, any vice-president in charge of a principal business unit such as sales, finance or production, any officer of the Company or a subsidiary who performs a policy-making function for the Company whether or not that person is also a director of the Company or the subsidiary, and the chairman and any vice-chairman of the board of directors of the Company if that person performs the functions of that office on a full-time basis.

Set out below is a summary of compensation paid during the Company’s most recently completed fiscal year to the Company’s Executive Officers:

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	Long Term Incentive Plan Payouts ($)	All Other Compensation ($)
Micah Grinstead President and Director	05-06	0	0	$83,150	0	0	0	0
Ross Tuddenham Senior Advisor	05-06	0	0	$83,150	0	0	0	0
Chris Skillen Director	05-06	0	0	0	0	0	0
Dr. Edward Napke-Director	05-06	0	0	0	0	0	0	0
William L Sklar Director	05-06	0	0	0	0	0	0	0
Ronen Katz Director	05-06	0	0	0	0	0	0	0
Harry Keays Director	05-06	0	0	0	0	0	0	0
John Roberts Previous President & Ceo	05-06	0	0	$8,000	0	0	0	0

Options and Stock Appreciation Rights (SARs)
No options or SARS have been granted to Directors, Officers or employees of the Company. The board of Directors of the Company has not adopted a stock option plan but may do so in the future. The terms of any such plan have not been determined.

Compensation of Directors

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year.

None of our directors have received any manner of compensation for services provided in their capacity as directors during the Company’s most recently completed financial year.

Long Term Incentive Plan (LTIP) Awards

The Company does not have LTIP awards pursuant to which cash or non-cash compensation is intended to serve as an incentive for performance whereby performance is measured by reference to financial performance or the price of the Company’s securities, was paid or distributed.

Defined Benefit or Actuarial Plan Disclosure

The Company has no defined benefit or actuarial plans

Board Practices

The board of Directors of the Company is currently comprised of Micah Grinstead, Harry Keays, Dr. Ed Napke, Chris Skillen, Ronen Katz and William L. Sklar. Each Director of the Company is elected annually and holds office until the next Annual General Meeting of Shareholders unless that person ceases to be a Director before that date. As soon as reasonably practicable after the effective date of our registration statement we intend to establish an audit committee comprised of independent directors who have suitable financial expertise.

Employment Agreements

We currently have no employment agreements.

Principal Shareholders

The following table lists as of July 27, 2006 the share ownership of all of our Directors, executive officers, and holders of 5% or more of our outstanding Common Stock on both an issued and fully diluted basis (i.e. fully diluted basis meaning after assuming that all Shareholders convert their A and B Special Shares to Class A Common Shares). We have no incentive stock options outstanding.

Current Holdings
Name and Position	Number of Class “A” Common Shares Held	Number Of Class “A” Special Shares (1)	Number of Class “B” Special Shares (1) (2)	Warrants (1)	Percentage
Micah Grinstead, President and Director	32,000	1,568,000	*	*	10.22%
Harry Keays, Director	3,000	147,000	*	*	0.96%
Dr. Edward Napke, Director	3,800	186,200	*	*	1.21%
Chris Skillen, Director	36,000	1,764,000	*	*	11.50%
William L Sklar, Director	*	*	50,000	*	0.86%
Bayside Associates Ltd. (4)	280,000	*	*	400,000	2.33%
Manillo Investors, Ltd. (5)	280,000	*	*	400,000	2.33%
Kensington Group, Ltd. (6)	280,000	*	*	400,000	2.33%
Trufello Associates, Ltd. (7)	280,000	*	*	400,000	2.33%
Castlegate Group Ltd (8)	280,000	*	*	400,000	2.33%
	1,474,800	3,665,200		2,000,000

1) Convertible to Class A Common Shares

2) after issuance on February 6, 2006 and conversion of the Class B Special Shares.

The following table reflects the percentage of shares and votes held by each assuming the conversion of all Class A and Class B Special Shares and Warrants into Class A Common Shares.

Post Conversion
Name and Position	Class A Common (original holdings)	Class A Common (from Class A Special)	Class “A” Common Shares (from Class B Special)	Warrants	Total Class A Common (3)
Micah Grinstead, President and Director	32,000	2,919,939	*	*	2,951,939	(1)
Harry Keays, Director	3,000	273,744	*	*	276,744	(1)
Dr. Edward Napke, Director	3,800	346,743	*	*	350,543	(1)
Chris Skillen, Director	36,000	3,284,932	*	*	3,320,932	(1)
William L Sklar, Director	*	*	250,000	*	250,000	(2)
Bayside Associates Ltd. (4)	280,000	*	*	400,000	680,000	(3)
Manillo Investors, Ltd. (5)	280,000	*	*	400,000	680,000	(3)
Kensington Group, Ltd. (6)	280,000	*	*	400,000	680,000	(3)
Trufello Associates, Ltd. (7)	280,000	*	*	400,000	680,000	(3)
Castlegate Group Ltd (8)	280,000	*	*	400,000	680,000	(3)
	1,474,800	?		2,000,000
(1) After conversion of the Class A Special Shares.

(2) after issuance on February 6, 2006 and conversion of the Class B Special Shares.

(3) after the exercise of the warrants held by the holder and after taking into consideration the conversion of outstanding Preferred Class A and Class B Special Shares.

(4) Margareta Hedstrom is the dispositive authority over the securities held in the name of Bayside Associates, Ltd. (“Bayside”). The address for Bayside is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Bayside includes 100% of the shares issuable upon exercise of the warrants held by Bayside Associates, Ltd.

(5) Roger Brewer is the dispositive authority over the securities held in the name of Manillo Investors, Ltd. (“Manillo”). The address of Manillo is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square Nevis, West Indies. The amount listed for Manillo includes 100% of the shares issuable upon exercise of the warrants held by Manillo Investors, Ltd.

(6) James Loughran is the dispositive authority over the securities held in the name of Kensington Group, Ltd. (“Kensington”). The address for Kensington is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Kensington includes 100% of the shares exercise of the warrants held by Kensington Group, Ltd.

(7) Sophie Leacacos is the dispositive authority over the securities held in the name of Trufello Associates, Ltd. (“Trufello”). The address of Trufello is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Trufello includes 100% of the shares issuable upon exercise of the warrants held by Trufello Associates, Ltd.

(8) Barry Taleghany is the dispositive authority over the securities held in the name of Castlegate Group, Ltd. (“Castlegate”). The address for Castlegate is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Castlegate includes 100% of the shares issuable upon exercise of the warrants held by Castlegate Group, Ltd.

As of May 31, 2006 Radiate had 54 shareholders of record. Other than as disclosed above we are not aware of any other company, any foreign government or any other person, jointly or severally, that directly or indirectly controls Radiate. We are not aware of any arrangements the operation of which may at a future date result in a change in control of Radiate.

Related Party Transactions

We entered into a License Agreement with Abond Corporation on March 9, 2005. One of our Directors, Mr. Ronen Katz is an officer and director of Abond Corporation and he owns 50% of the outstanding common stock of Abond. The License Agreement grants Abond Corporation the non-exclusive right to manufacture and market our Mothers Warmth Comfort Change System for a period of five years. The License Agreement requires that Abond Corporation pay us an annual royalty of seven percent (7%) of the Net Sales Price of Change System. To date, Abond has not made any sales and no royalties have been earned by the Company. We believe the terms of the license agreement with Abond are as favorable as terms that could have been obtained from an unaffiliated source.

We made payments of $78,000 to John Roberts for the period ending May 31, 2005. Mr. Roberts was a member of our Board of Directors and he was our President until May 2, 2005. He was paid this amount primarily as a consulting fee. Mr. Roberts was primarily engaged in the research and development of products. This included electrical and mechanical design, patent research and development of the intellectual property. Mr. Roberts’s secondary role was to raise funds from shareholders for the ongoing operation of the company. He was also reimbursed for expenses related to travel, entertainment and business development.

Mr. Brian Penny, a former director made a loan to us of $4,500. Interest of $545 has been accrued on the loan. The loan is still outstanding and bears interest at the rate of 12% per annum.

Selling Shareholders

The following table sets forth the name of each Selling Shareholder, the number of shares of Class “A” Common Stock and the number of shares underlying the warrants owned by each Selling Shareholder. . The Class “A” common shares offered by this prospectus may be sold from time to time by the Selling Shareholders listed below. This table includes shares of Common Stock owned outright by the Selling Shareholders listed below, as well as shares of Common Stock underlying warrants owned by the Selling Shareholders. The following table has been prepared on the assumption that the Selling Shareholders will sell all their Class “A” common share holdings and that the warrants will all be exercised and that the former warrant holders will sell all of the Class “A” common shares received upon exercise of the warrants.

Selling Shareholders Name & Address	Column A Number Of Class “A” Common Shares Beneficially Owned Before Offering(1)	Column B Number Of Class “A” Common Shares Offered By Selling Security holder	Column C Number Of Class “A” Common Shares Offered By Selling Security holder Upon Exercise Of Warrants(2)	Column D Percent of Class “A” [Total of Columns B and C] (3)	Column E Number Of Class “A” Common Shares Beneficially Owned After Offering	Column F Percent of Class “A” Common Shares Owned After Offering
John R. Allen 40 Kingsford Crescent, Ottawa, Ontario K2K 1T4 Canada	3,000	3,000	3,000	*	0	0
Azra Alvi 76 Charing Road Nepean, Ontario K2G 4C9 Canada	800	800	800	*	0	0
Michelle Bégin 70 MacNabb Place, Rockliffe Park, Ontario K1L 8J4 Canada	3,000	3,000	3,000	*	0	0
Richard Bertrand 32 Selwyn Crescent Ottawa, Ontario K2K 1N8Canada	1,000	1,000	1,000	*	0	0

Angela Borrello 52 Ashburn Drive Nepean, Ontario K2E 6N3 Canada	1,000	1,000	1,000	*	0	0
John R. Booth 1050 Morrison Dr, 3rd Floor Ottawa, ON K2H 8K7 Canada	2,000	2,000	2,000	*	0	0
Robert A. Broomfield 2450 Upper Dwyer Hill Rd RR#2 Carp, Ontario K0A 1L0 Canada	3,000	3,000	3,000	*	0	0
Mary Pat Burroughs-Davidson 109 James Street Ottawa, Ontario K1B 5M2 Canada	2,000	2,000	2,000	*	0	0
Roberta J. Cain 55 Robinson Avenue Ottawa, Ontario K1N 8N8 Canada	1,500	1,500	1,500	*	0	0
Sandro Campagna 1316 Squire Drive Manotick, Ontario Canada	1,000	1,000	1,000	*	0	0
Sebastian Citro 101-C 997 North River Rd Ottawa, Ontario K1K 3V5 Canada	3,000	3,000	3,000	*	0	0
Richard Clark 73 Seabrooke Drive Ottawa, Ontario K2L 2K4 Canada	3 ,000	3 ,000	3 ,000	*	0	0
Margaret A. Coolen 31 Drainie Dr., Ottawa, Ontario K2L 3J8 Canada	1,200	1,200	1,200	*	0	0
David R. Cox 9 McKay Crescent Unionville, Ontario L3R 3M7 Canada	3,000	3,000	3,000	*	0	0
Elizabeth Dattilo 27 Cinnabar Way Stittsville, Ontario K2S 1Y6 Canada	3,000	3,000	3,000	*	0	0
John W. Davies 7 Oakes Wood Ottawa, Ontario K2K 2B3 Canada	800	800	800	*	0	0

T.G. Davies 7 Oakes Wood Lane Ottawa, Ontario K2K 2B3 Canada	800	800	800	*	0	0
David Edwards 23 Golding Crescent Ottawa, Ontario K2K 2N9 Canada	1,000	1,000	1,000	*	0	0
Douglas J. Edwards 65 Brecken Drive Keswick, Ontario L4P 4A6 Canada	3,000	3,000	3,000	*	0	0
Micah Grinstead 778 Pattersons Corners Rd RR#2 Oxford Mills, Ontario K0G 1S0 Canada	32,000	32,000	32,000	*	0	0
David J. S. Hamilton 55 Robinson Avenue Ottawa, Ontario K1N 8N8 Canada	1,500	1,500	1,500	*	0	0
J.D. Family Trust (4) 7 Oakes Wood Ottawa, Ontario K2K 2B3 Canada	3,000	3,000	3,000	*	0	0
J.R. Saint & Associates Insurance Agencies Ltd. (5) 1550 Laperriere Ave, Ste 100 Ottawa, ON K1Z 7T2 Canada	1,000	1,000	1,000	*	0	0
Mary P. Jardine 13 Myrle Avenue Nepean, Ontario K2H 8E5 Canada	2,000	2,000	2,000	*	0	0
Joan & Stewart Smith 84 Pentland Place Ottawa, Ontario K2K 1V8 Canada	3,000	3,000	3,000	*	0	0
Harry Keays 20 Forsyth Lane Ottawa, Ontario K2H 9G9 Canada	3,000	3,000	3,000	*	0	0
Bill Kiss 307 Beechgrove Avenue Ottawa, Ontario K1Z 6R4 Canada	1,000	1,000	1,000	*	0	0

John LaGamba 8 Winton Road Toronto, Ontario M4N 3E3 Canada	3,000	3,000	3,000	*	0	0
George Langill 17 Windeyer Crescent Ottawa, Ontario K2K 2P1 Canada	3,000	3,000	3,000	*	0	0
Leach Technologies Ltd (6). 4132 Appleton Side Road R. R. # 3 Almonte, Ontario K0A 1A0 Canada	1,000	1,000	1,000	*	0	0
David Levy 723 Upper Dwyer Hill Rd West Carleton, Ontario K0A 1A0 Canada	3,000	3,000	3,000	*	0	0
Maria A. Mancini 2710 Travers Drive Ottawa, Ontario K1V 8B1 Canada	1,000	1,000	1,000	*	0	0
Marlay & Ford LLP (7) 535 Legget Drive, Ste 204 Ottawa, Ontario K2K 3B8 Canada	1,000	1,000	1,000	*	0	0
Ann Matthews 68 Marsh Sparrow Lane Ottawa, Ontario K2K 3P2 Canada	4,000	4,000	4,000	*	0	0
J. Peter McNaughton 695 Hillcrest Avenue Ottawa, Ontario K2A 2N2 Canada	3,000	3,000	3,000	*	0	0
Mary E. M. Mills 30 Pentland Crescent Ottawa, Ontario K2K 1V5 Canada	3,000	3,000	3,000	*	0	0
Dr. Edward Napke 124 Amberwood Crescent Nepean, Ontario K2E 7H8 Canada	3,800	3,800	3,800	*	0	0
Raj Narula 770 MontcrestDrive Orleans, Ontario K4A 2M6 Canada	3,000	3,000	3,000	*	0	0
Avril Patrick 101-C 997 North River Rd Ottawa, Ontario K1K 3V5 Canada	3,000	3,000	3,000	*	0	0
Brian Penney 5224B Harvey Street Hailfax, Nova Scotia B3J 1A7 Canada	13,000	13,000	13,000	*	0	0
William Petrie 415 Greenview Avenue, Ste 801 Ottawa, Ontario K2B 8G5 Canada	1,000	1,000	1,000	*	0	0
John A. Roberts 151 Robson Court Ottawa, Ontario K2K 2W1 Canada	35,000	35,000	35,000	*	0	0
David Schenkel 205 Rideau Place Ottawa, Ontario Canada	3,000	3,000	3,000	*	0	0
John Scott 16 Fencerow Way Nepean, Ontario K2J 4X8 Canada	1,000	1,000	1,000	*	0	0
Chris Skillen 7 Winton Road Toronto, Ontario M4N 3E2, Canada	36,000	36,000	36,000	*	0	0
Robert C. Snell 221 Timber Lane RR#1, Fitzroy Harbour, Ontario K0A 1X0 Canada	3,000	3,000	3,000	*	0	0
Ron Suter 51 Foxleigh Crescent Ottawa, Ontario K2M 1B6 Canada	8,000	8,000	8,000	*	0	0
Kim A. Teron 53 Creeks End Lane Ottawa, Ontario K2H 1C7, Canada	20,000	20,000	20,000	*	0	0
Terry Zanatta 53 Newcastle Avenue Ottawa, Ontario K2K 3B5, Canada	2,000	2,000	2,000	*	0	0
SUB-TOTAL	237,400	237,400	237,400	6.53%	0	0%

WARRANT HOLDERS WHO ALSO HOLD CLASS “A” COMMON SHARES

Selling Shareholders Name & Address	Column A Number Of Class “A” Common Shares Beneficially Owned Before Offering(1)	Column B Number Of Class “A” Common Shares Offered By Selling Security holder	Column C Number Of Class “A” Common Shares Offered By Selling Security holder Upon Exercise Of Warrants(2)	Column D Percent of Class “A” [Total of Columns B and C] (3)	Column E Number Of Class “A” Common Shares Beneficially Owned After Offering	Column F Percent of Class “A” Common Shares Owned After Offering
Bayside Associates Ltd. (8) Hunkins Waterfront Plaza P.O. Box 556 Main Street, Nevis, West Indies	280,000	280,000	400,000	17.54%	0	0
Manillo Investors, Ltd. (9) 37 Shepherd Street, London. W1J 4LH. United Kingdom	280,000	280,000	400,000	17.54%	0	0
Kensington Group, Ltd. (10) 38 Hertford Street, London. W1Y 7TG. United Kingdom.	280,000	280,000	400,000	17.54%	0	0
Trufello Associates, Ltd. (11) Hunkins Waterfront Plaza P.O. Box 556 Main Street, Nevis, West Indies	280,000	280,000	400,000	17.54%	0	0
Castlegate Group Ltd (12) Ste 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong	280,000	280,000	400,000	17.54%	0	0
	1,637,400	1,637,400	2,000,000	87.74%	0	0

•	less than one percent (1%)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a convertible note or warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or warrant, but are not deemed outstanding for computing the percentage of any other person.

The shares being registered include shares held by Directors of the Company, Micah Grinstead, Harry Keays, Dr.Edward Napke, and Chris Skillen, which are subject to the volume limitations of Rule 144.

(1) Using 1,637,400 shares outstanding as of May 31, 2006.

(2) Assumes that all Common Stock beneficially owned before the offering will be sold.

(3) Assumes exercise of warrants but excludes the effects of the conversion of Class A and Class B special shares, which are not convertible for eighteen (18) months.

(4) John Davies is the trustee of J.D. Family Trust and in such capacity has dispositive authority over the Company’s shares held in the name of J.D. Family Trust.

(5) James Saint has dispositive authority over the Company’s shares held in the name of J.R. Saint & Associates Insurance Agencies Ltd

(6) Peter Leach has dispositive authority over the Company’s shares held in the name Leach Technologies Ltd

(7) Robert Ford has dispositive authority over the Company’s shares held in the name Marlay & Ford LLP

(8) Margareta Hedstrom has dispositive authority over the Company’s shares held in the name of Bayside Associates Ltd. (“Bayside”). The amounts listed for Bayside includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

(9) Megan Agha has dispositive authority over the Company’s shares held in the name of Manillo Investors, Ltd... (“Manillo”). The amounts listed for Manillo includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

(10) James Loughran has dispositive authority over the Company’s shares held in the name of Kensington Group, Ltd. (“Kensington”). The amounts listed for Kensington includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

(11) Sophie Leacacos, has dispositive authority over the Company’s shares held in the name of (“Trufello”). The amounts listed for Trufello includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

(12) Barry Taleghany has dispositive authority over the Company’s shares held in the name of Castlegate Group, Ltd. (“Castlegate”). The amount listed for Castlegate includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.

Plan of Distribution

Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 3,595,000 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 42,400 shares being registered on behalf of four of our Directors, Micah Grinstead, Chris Skillen, Harry Keays, Edward Napke, will be subject to the volume limitations of Rule 144. Sales of a substantial number of shares of the Company’s Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

As we currently lack a public market for our Common Stock, Selling Shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If before our shares are quoted on the OTC Bulletin Board, the Selling Shareholders wish to sell at a price different from $0.10 per share, we will file a post-effective amendment.

Manner of Sale
The shares being offered by the Selling Shareholders may be sold from time to time in one or more transactions (which may involve block transactions):
•	on the OTC Bulletin Board or on such other market on which the Common Stock may from time to time be trading;
•	in privately-negotiated transactions;

•	short sales; or
•	any combination of the above.
The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or another price as the Selling Shareholders determine from time to time. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be sold by the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations there under.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations there under, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Grant of Registration Rights

We granted registration rights to those entities that purchased our Common Stock and warrants pursuant to our Securities Purchase Agreement dated October 21, 2005 to enable them to sell the Common Stock and shares underlying the warrants they purchased from us. The registration rights require us to file a registration statement on Form F-1 and use our best efforts to cause the registration statement to become effective. In connection with any such registration, we will have no obligation:
•	to assist or cooperate with the Selling Shareholders in the offering or disposition of such shares;
•	to indemnify or hold harmless the holders of any such shares, other than the Selling Shareholders, or any underwriter designated by such holders;

•	to obtain a commitment from an underwriter relative to the sale of any such shares;
•	We assume no obligation or responsibility whatsoever to determine a method of disposition for such shares.

We will use our best efforts to file, during any period during which we are required to do so under our agreement with the Selling Shareholders, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:
•	the name of any broker-dealers;
•	the number of common shares involved;

•	the price at which the common shares are to be sold;
•	the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

•	that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
•	any other facts material to the transaction.

Description of Share Capital
General
We are a Canadian corporation and our affairs are governed by our Articles of Incorporation, our Bylaws and the Canadian Business Corporations Act. The terms of our current share capital are set forth in the Certificate of Amendment to our Articles of Incorporation dated November 9, 2005 and are summarized below.

Class A Common Shares
Our Articles of Incorporation authorize us to issue an unlimited number of Class A Common Shares. The holders of Class Common Shares are entitled to one vote with respect to each Class A Common Share held by such holder. As of May 31, 2006 there are 1,637,400 shares of Class A Common issued and outstanding. The holders of our Class A Common Shares are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The holders of our Class A Common Shares are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities, ratably with the holders of our Class A Special Shares and Class B Special Shares.

Class A Special Shares
Our Articles of Incorporation authorize the issuance of up to 11,632,600 Class A Special Shares. Each Class A Special Share is convertible at the option of the holder into fully paid and non-assessable Class A Common Shares in an amount determined by dividing 75% of the Conversion Amount by the number of Class A Special Shares outstanding on the Conversion Trigger Date (as defined in our Articles). As of May 31, 2006 there were 11,632,600 shares of Class A Special Shares issued and outstanding.

Holders of Class A Special Shares are entitled to vote and to such dividends paid and distributions made to the holders of Class A Common Shares to the same extent as if such holders had converted their Class A Special Shares into Class A Common Shares and participate ratably with the holders of any Common Shares and Class B Special Shares.

Class B Special Shares
Our Articles of Incorporation authorizes the issuance of up to 170,000 Class B Special Shares. Holders of our Class B Special Shares are entitled to vote on any matter submitted to the shareholders. The holders of Class B Special Shares vote together as a class with holders of Class A Common Shares and Class A Special Shares. Each Class B Special Share is convertible into five Class A Common Shares. As of May 31, 2006 there were 70,000 shares of Class B Special Shares issued and outstanding.

Holders of Class B Special Shares are entitled to vote as if such holders had converted their Class B Special Shares into Class A Common Shares and to such dividends paid and distributions made to the holders of Class A Common Shares to the same extent as if such holders had converted their Class B Special Shares into Class A Common Shares and participate ratably with the holders of any Common Shares and Class A Special Shares.

The following table sets forth the number of shares of Class “A” common shares issued and outstanding for the period from June 10, 2004 (inception) to September 30, 2006.

Shareholder	Number of Shares	Notes	Date	Total Consideration	Subscription Receivable	Amount (CDN$) Net of Subscription Receivable
Bill Kiss	50,000	Consultant	24-Sep-04	$ 5.00		$ 5.00
John Scott	50,000	Consultant	29-Sep-04	$ 5.00		$ 5.00
Mary Pat Burroughs Davidson	100,000	Consultant	29-Sep-04	$ 10.00		$ 10.00
David Edwards	50,000	Consultant	29-Sep-04	$ 5.00		$ 5.00
Brian Penney	500,000	Consultant	29-Sep-04	$ 50.00	$ (50.00)	$ -
William Petrie	50,000	Consultant	17-Mar-05	$ 5.00		$ 5.00
Kim A. Teron	1,000,000	Consultant	07-Apr-05	$ 100.00		$ 100.00
Chris Skillen	1,500,000	Consultant	07-Jun-05	$ 150.00	$ (150.00)	$ -
John A. Roberts	1,750,000	Consultant	27-Sep-05	$ 175.00	$ (175.00)	$ -
Richard Bertrand	50,000	Consultant	28-Sep-05	$ 5.00		$ 5.00
Marlay & Ford LLP	50,000	Consultant		$ -		$ -
Micah Grinstead	1,600,000	Consultant	14-Dec-05	$ 160.00	$ (160.00)	$ -
Douglas J. Edwards	150,000	Private Placement	12-Oct-04	$ 7,500.00		$ 7,500.00
David R. Cox	150,000	Private Placement	14-Oct-04	$ 7,500.00		$ 7,500.00
Mary E. M. Mills	150,000	Private Placement	14-Oct-04	$ 7,500.00		$ 7,500.00
J.D. Family Trust	150,000	Private Placement	15-Oct-04	$ 7,500.00		$ 7,500.00
Ann Matthews	150,000	Private Placement	16-Oct-04	$ 7,500.00		$ 7,500.00
John R. Allen	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
John LaGamba	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Chris Skillen	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Chris Skillen	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Harry Keays	150,000	Private Placement	21-Oct-04	$ 7,500.00		$ 7,500.00
Dr. Edward Napke	150,000	Private Placement	22-Oct-04	$ 7,500.00		$ 7,500.00
Brian Penney	150,000	Private Placement	18-Nov-04	$ 7,500.00		$ 7,500.00
Joan & Stewart Smith	150,000	Private Placement	31-Jan-05	$ 7,500.00		$ 7,500.00
J. Peter McNaughton	150,000	Private Placement	18th Jan 05	$ 7,500.00		$ 7,500.00
Raj Narula	150,000	Private Placement	08-Feb-05	$ 7,500.00		$ 7,500.00
Robert C. Snell	150,000	Private Placement	18-Feb-05	$ 7,500.00		$ 7,500.00
David Levy	150,000	Private Placement	11-Mar-05	$ 7,500.00		$ 7,500.00
Sebastian Citro	150,000	Private Placement	15-Mar-05	$ 7,500.00		$ 7,500.00
Avril Patrick	150,000	Private Placement	16-Mar-05	$ 7,500.00		$ 7,500.00
George Langill	150,000	Private Placement	18-Mar-05	$ 7,500.00		$ 7,500.00
Robert A. Broomfield	150,000	Private Placement	04-Apr-05	$ 7,500.00		$ 7,500.00
Roberta J. Cain	75,000	Private Placement	05-Apr-05	$ 3,750.00		$ 3,750.00
David J. S. Hamilton	75,000	Private Placement	05-Apr-05	$ 3,750.00		$ 3,750.00
Michelle Bégin	150,000	Private Placement	11-Apr-05	$ 7,500.00		$ 7,500.00
Elizabeth Dattilo	150,000	Private Placement	02-May-05	$ 7,500.00		$ 7,500.00
J.R. Saint .	50,000	Private Placement	02-May-05	$ 12,500.00		$ 12,500.00
Richard Clark	150,000	Private Placement	09-May-05	$ 7,500.00		$ 7,500.00
David Schenkel	150,000	Private Placement	26-May-05	$ 7,500.00		$ 7,500.00
John R. Booth	100,000	Private Placement	30-May-05	$ 12,500.00		$ 12,500.00

- (less issue costs)
Balance at May 31, 2005	10,800,000			$ 220,670.00	$ (535.00)	$ 220,135.00

Mary P. Jardine	100,000	Private Placement	06-Jul-05	$ 12,500.00	$ 0.125	$ 12,500.00
Ron Suter	400,000	Private Placement	06-Jul-05	$ 50,000.00	$ 0.125	$ 50,000.00
Leach Technologies Ltd.	50,000	Private Placement	03-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Angela Borrello	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Sandro Campagna	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Maria A. Mancini	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Terry Zanatta	100,000	Private Placement	30-Aug-05	$ 25,000.00	$ 0.25	$ 25,000.00
Ann Matthews	50,000	Private Placement	20-Sep-05	$ 12,500.00	$ 0.25	$ 12,500.00
Margaret A. Coolen	60,000	Private Placement	22-Sep-05	$ 15,000.00	$ 0.25	$ 15,000.00
Azra Alvi	40,000	Private Placement	24-Sep-05	$ 12,500.00	$ 0.25	$ 12,500.00
John W. Davies	40,000	Private Placement	30-Sep-05	$ 10,000.00	$ 0.25	$ 10,000.00
T.G. Davies	40,000	Private Placement	04-Oct-05	$ 11,538.22	$ 0.25	$ 11,538.22
Dr. Edward Napke	40,000	Private Placement	25-Oct-05	$ 10,000.00	$ 0.25	$ 10,000.00

Total	1,070,000			$ 209,038.22		$ 209,038.22
- Private Placement - pursuant to Securities Purchase Agreement dated October 21, 2005 $0.75 US
Bayside Associates Ltd.	280,000		Q3	$ 24,276.00		$ 24,276.00
Manillo Investors Ltd.	280,000		Q3	$ 24,276.00		$ 24,276.00
Castlegate Group Ltd.,	280,000		Q3	$ 24,276.00		$ 24,276.00
Kensington Group, Ltd.,	280,000		Q3	$ 24,276.00		$ 24,276.00
Trufello Associates, Ltd	280,000		Q3	$ 24,276.00		$ 24,276.00

Total	1,400,000			$ 121,380.00		$ 121,380.00

Corporate re-organization -allocation to Special “A” Shares	(11,632,600)			(421,129)		(421,129)

Balance at Sept.30, 2006	1,637,400			129,974		129,974

Options
We have no stock options outstanding.

Share Purchase Warrants
As at the date of this prospectus, the Company had the following share purchase warrants outstanding:

Number of Warrants Outstanding	Potential Number of Shares to Be Issued	Exercisable Until	Exercise Price Per Share
2,000,000	2,000,000	February, 6, 2009	US $0.075

Articles of Incorporation and By-Laws
The following summarizes certain provisions of our Articles of Incorporation, Bylaws and related provisions of the Canada Business Corporation Act.
(1) The Company’s objects and purposes as set forth in the Company’s Articles of Incorporation

The Company’s Articles of Incorporation are silent as to the Company’s objects and purposes.

(2) Matters relating to Directors of the Company:
(i) Director’s power to vote on a proposal, arrangement or contract in which the director is materially interested:

A Director who is interested in an existing or proposed contract or transaction with the Company or who holds any office or possesses any property which might created a conflict with his duty or interest as a Director shall declare the nature and extent of such interest or conflict or potential conflict with his duty and interest as a Director in accordance with the Canada Business Corporations Act (the “Company Act”)

A Director shall not vote in respect of any contract or transaction with the Company in which he is interested. The foregoing shall not apply to:

(a)
any contract or transaction relating to a loan to the Company, which a Director or a corporation or firm in which he has an interest has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan;

(b)	Any contract or transaction made with, or for the benefit of a holding or subsidiary corporation of which a Director is a director;

(c)
any contract by a Director to subscribe for or underwrite shares, debentures or debt obligations to be issued by the Company, or any contract, arrangement or transaction in which a Director is interested if all the other Directors are also interested therein; or

(d) Determining the remuneration of the directors.

The foregoing prohibitions and exceptions may from time to time be suspended or amended by ordinary resolution, either generally or in respect of a particular contract, arrangement or transaction or for any particular period.

(ii)Directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body:

The remuneration of the Directors may be determined by the shareholders, unless the Directors are authorized to determine their remuneration. Such remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company who is also a Director. The Directors shall be repaid such reasonable expenses as they may incur on behalf of the Company and if any Director shall perform any services for the Company that in the opinion of the Directors are outside the ordinary duties of a Director or shall otherwise be occupied in the Company’s business, he may be paid a remuneration to be fixed by the Board, or, at the option of such Director, by the Company in general meeting, and such remuneration may be either in addition to, or in substitution for any other remuneration that he may be entitled to receive. The Directors on behalf of the Company, unless otherwise determined by ordinary resolution, may pay a gratuity or pension or allowance on retirement to any Director who has held any salaried office or place of profit with the Company or to his spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.”

(iii) Borrowing powers exercisable by the directors and how such borrowing powers can be varied:

  The Directors may at their discretion authorize the Company to borrow any sum of money for the purposes of the Company and may raise or secure the repayment of that sum in such manner and upon such terms and conditions as they think fit, and in particular by the issue of bonds or debentures, on any mortgage or charge, whether specific or floating, or other security on the undertaking or the whole or any part of the property of the Company, both present and future.

(iv) The Company’s Articles are silent as to the retirement or non-retirement of directors under an age limit requirement.

(v) Number of shares, if any, required for qualification:

No Director shall be required to hold a share in the Company as qualification for his office.
(3) Rights, preferences and restrictions attaching to each class of shares:

  (i) Dividend rights, including time limit after which dividend entitlement lapses.

The Company’s shareholders, subject to the rights, privileges and restrictions attaching to a particular class of shares, have the right to receive dividends if, as and when declared by the Board of Directors. Neither the Company Act nor the Company’s Articles provides for lapses in dividend entitlement.

  (ii) Voting rights; staggered re-election intervals; cumulative voting.

    Each of the Company’s Common Shares entitles the holder to one vote at any annual or special meeting of shareholders. The Company’s Articles provide for election of directors on a rotation basis. The Company’s shareholders do not have cumulative voting.

  (iii) Rights to share in surplus in event of liquidation

    In the event of the Company’s liquidation, dissolution or winding-up or other distribution of the Company’s assets, the holders of Common Shares, Class A and B Special Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company’s liabilities have been paid out.

  (iv) Other

    There are no redemption or sinking fund provisions with respect to the Company’s Common Shares. Common shareholders have no liability as to further capital calls by the Company. There are no provisions discriminating against any existing or prospective holder of the Company’s Common Shares as a result of such shareholder owning a substantial number of the Company’s Common Shares. Holders of the Company’s Common Shares do not have pre- emptive rights.

(4)      Actions necessary to change the rights of holders of the Company’s stock:

  In order to change the rights of holders of a class of the Company’s stock, a vote of at least three- quarters of the issued and outstanding shares of that class is required.

(5)      Conditions governing manner in which annual general meetings and extraordinary general meetings of shareholders are convoked, including conditions of admission:

  (i) Annual Meeting

    The first annual general meeting shall be held within 15 months from the date of incorporation and thereafter an annual general meeting shall be held once in every calendar year at such time, not being more than 13 months after the holding of the last preceding annual general meeting and place as the Directors shall appoint.

  (ii) Special Meetings

    The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting may also be convened if requisitioned in accordance with the Company Act, by the Directors or, if not convened by the Directors, by the requisitionists as provided in the Company Act.

Not less than 10 days notice of any general meeting specifying the time and place of meeting and in case of special business, the general nature of that business shall be given to any person as may be entitled to receive such notice from the Company. The accidental omission to give such notice or the non-receipt of such notice by any of such persons shall not invalidate any proceedings at that meeting.

Exchange Controls

There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common stock, other than withholding tax requirements. See “Taxation” below.
There is no limitation imposed by Canadian law or by the constituent documents of the Company on the right of a non-resident to hold or vote Common Shares, other than are provided in the Investment Canada Act (Canada). The following summarizes the principal features of the Investment Canada Act (Canada).

Investment Canada Act

The Investment Canada Act (the “ICA”) provides, among other things, that an acquisition by a non-Canadian as defined by the ICA (which includes an individual, a government or an agency thereof, or a corporation, partnership, trust or joint venture, which is not Canadian or Canadian-controlled) of more than 50 percent of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is deemed to be an acquisition of control and, if the value of the Canadian business exceeds certain stipulated thresholds, is subject to Canadian Government administrative review and possible prohibition if the Canadian Minister of Industry is not satisfied that the acquisition is of “net benefit” to Canada. The ICA further provides that the acquisition of less than a majority but one-third or more of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares.

Markets
The common shares of Radiate are not listed on any stock exchange although it is the intention of our management to seek a quotation of our common shares on the OTC Bulletin Board. There will continue to be no market for our Common Stock in the United States until our Common Stock is quoted on the OTC Bulletin Board.

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on the sale of penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the United States. If our Common Stock is a penny stock then any broker-dealer who recommends our Common stock to a person other than a prior customer must before the sale make a written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. In addition un less an exemption is available the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny y stock market prior to any transaction.

Moreover, shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such “secondary trading” exists or in which the shares may have been registered.

Cottonwood Stock Transfer, located in Salt Lake City, Utah, will be the registrar and transfer agent for the Company’s common shares.

Taxation

Material Canadian Federal Income Tax Consequences

The following discussion describes the material Canadian federal income tax consequences applicable to a holder of Common Stock of the Company who is: (a) a resident of the United States and who is not a resident of Canada for purposes of the Canada - United States Tax Convention (1980), as amended (the “Convention”); and (b) who does not use or hold, and is not deemed to use or hold, his shares of Common Stock of the Company in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Management of the Company intends file an application to have our shares quoted on the OTC Bulletin Board and immediately thereafter intends to make an application to apply to list the shares of the Company on the Frankfurt Stock Exchange in Germany . The following discussion assumes that the shares of the Company are listed on the Frankfurt Stock Exchange.

This summary is based upon the current provisions of the Income Tax Act (Canada) (the “ITA”), the regulations thereunder (the “Regulations”), the current publicly announced administrative and assessing policies of the Canada Revenue Agency and all specific proposals (the “Tax Proposals”) to amend the ITA and Regulations announced by the Minister of Finance (Canada) prior to the date hereof. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action.

Dividends

Dividends paid on the common stock of the Company to a Non-Resident Shareholder will be subject to withholding tax. The Convention provides that the normal 25% withholding tax rate is reduced to 15% on dividends paid on shares of the Company to most Non-Resident Shareholders, and provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a Non-Resident Shareholder which is a corporation and which owns at least 10% of the voting shares of the Company.

Capital Gains

A Non-Resident Shareholder will not be subject to tax under the ITA with respect to any capital gains realized upon the disposition of shares of Common Stock of the Company unless such shares constitute “taxable Canadian property” of a Non-Resident Shareholder (as defined in the ITA). Even if such shares constitute “taxable Canadian Property” of a Non-Resident Shareholder, the Non-Resident Shareholder will be entitled to relief from Canadian income tax under the Convention unless the value of the Company’s shares is derived principally from real property situated in Canada.

The Common Stock of the Company will not constitute taxable Canadian property of a Non-Resident Shareholder at any time provided such Non-Resident Shareholder, person’s with whom the Non-Resident Shareholder did not deal at arm’s length or the Non-Resident Shareholder together with such persons, did not own at any time during the five year period immediately preceding that time, 25% or more of the issued shares of any class or series of the capital stock of the Company.

Non Canadian Resident Shareholders and the Frankfurt Exchange
The Frankfurt Exchange is a prescribed exchange under the Canadian Income Tax Act and Regulations thereto. Should the Company not list its shares on the Frankfurt or any other prescribed exchange then the Class “A” common shares of the company will be considered to be “taxable Canadian property” of a Canadian Non-=Resident Shareholder and any capital gains arising upon the disposition of the Company’s shares will be subject to Canadian Income Tax.

Legal matters

Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Dobbs, P.C.

Where You Can Find More Information

We file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference facilities at 100F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s web site at www.sec.gov.

Index to Financial Statements

Report of Independent Registered Accounting Firm	F-1
Balance Sheet as of May 31, 2005	F-2
Statement of Operations for the period from inception (June 10, 2004) through May 31, 2005	F-3
Statement of Changes in Shareholders’ Equity for the period from inception (June 10, 2004) through May 31, 2005	F-4
Statement of Cash Flows for the period from inception (June 10, 2004) through May 31, 2005	F-5
Notes to Financial Statements	F-6
Balance Sheet as of February 28, 2006 (Unaudited)	F-10
Statements of Operations for the three months ended February 28, 2006 and 2005, the nine months ended February 28, 2006, the period from inception (June 10, 2004)
through May 31, 2005 and the period from inception (June 10, 2004)
through February 28, 2006 (Unaudited)	F-11
Statements of Cash Flows for the nine months ended February 28, 2006, the period from inception (June 10, 2004) through May 31, 2005 and the period from
inception (June 10, 2004) through February 28, 2006 (Unaudited)	F-12
Notes to Unaudited Financial Statements	F-13

Page of

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Radiate Research, Inc.
(A Development Stage Company)
Ottawa, Canada

We have audited the accompanying balance sheet of Radiate Research, Inc. as of May 31, 2006, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended May 31, 2006 and for the period from June 10, 2004 (inception) to May 31, 2005. These financial statements are the responsibility of the management of Radiate Research, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Radiate Research, Inc. as of May 31, 2006, and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Radiate Research Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Radiate Research Inc. had total assets of $16,181 and incurred net loss of $583,224 for the year ended May 31, 2006, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

October 19, 2006

RADIATE RESEARCH INC.
(A Development Stage Company)
BALANCE SHEET
May 31, 2006
(Amounts in Canadian dollars, unless otherwise noted)

ASSETS
Current assets
Cash	$ 688
Accounts receivable, net	2,145
Value added taxes recoverable	5,962
Inventory	4,346
Total current assets	13,141

Capital assets, net of $740 accumulated depreciation	3,040
Total assets	$ 16,181

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$ 62,210
Accounts payable due to related parties	11,413
Due to former officer	5,085
Total current liabilities	78,708

Derivative liability	156,883

Total liabilities	235,591

Shareholders’ deficit
Special Shares:
Class A convertible special shares, without par value, 11,632,600 shares authorized, issued and outstanding	421,129
Class B convertible special shares, without par value, 170,000 shares authorized, 70,000 issued and outstanding	26,250
Class A common stock, without par value, unlimited shares authorized, 1,637,400 shares issued and outstanding	129,974
Deficit accumulated during the development stage	(796,763)
Total shareholders’ deficit	(219,410)
Total liabilities and shareholders’ deficit	$ 16,181

See summary of significant accounting policies and notes to financial statements.

RADIATE RESEARCH INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
 (Amounts in Canadian dollars, unless otherwise noted)

	For the year ended May 31, 2006	Inception (June 10, 2004) Through May 31, 2005	Inception (June 10, 2004) Through May 31, 2006

Sales	$ 31,112	$ 7,454	$ 38,566
Cost of goods sold	40,789	13,014	53,803

Gross loss	(9,677)	(5,560)	(15,237)

Operating costs
Consulting	213,788	91,750	305,538
Research and development	3,329	54,970	58,299
Professional fees	114,348	16,010	130,358
Other general and administrative	85,199	45,249	130,448

Total operating costs	416,664	207,979	624,643

Net loss from operations	(426,341)	(213,539)	(639,880)

Loss on derivative liability	156,883	-	156,883

Net Loss	$ (583,224)	$ (213,539)	$ (796,763)
Net loss per share, basic and diluted	$ (0.79)	$ (1.96)
Weighted average shares outstanding used in per share computations	738,792	109,000

See summary of significant accounting policies and notes to financial statements.

RADIATE RESEARCH INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Year Ended May 31, 2006,
the Period from June 10, 2004 (Inception) Through May 31, 2005 and the Period from June 10, 2004 (Inception) Through May 31, 2006
(Amounts in Canadian dollars, unless otherwise noted)

	Class “A” Special Shares		Class “A” Common Stock		Class “B” Special Shares		Subscription Receivable	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued for cash	10,633,000	$ 216,271	217,000	$ 4,414	-	$ -	$ (709)	$ -	$ 219,976
Net loss	-	-	-	-	-	-	-	(213,539)	(213,539)
Balance at May 31, 2005	10,633,000	216,271	217,000	4,414	-	-	(709)	(213,539)	6,437
Cancelled shares	(49,000)		(1,000)				5		5
Stock issued for cash	1,048,600	204,858	1,421,400	125,560	-	-	704		331,122
Stock issued for services					70,000	26,250			26,250
Net loss	-	-	-	-	-	-	-	(583,224)	(583,224)
Balance at May 31, 2006	11,632,600	$ 421,129	1,637,400	$ 129,974	70,000	$ 26,250	$ -	$ (796,763)	$(219,410)

See summary of significant accounting policies and notes to financial statements.

RADIATE RESEARCH INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Amounts in Canadian dollars, unless otherwise noted)
	For the year ended May 31, 2006	Inception (June 10, 2004) Through May 31, 2005	Inception (June 10, 2004) Through May 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(583,224)	$(213,539)	$(796,763)
Adjustments to reconcile net loss to cash used in operating activities:
Deprecation expense	740	-	740
Bad debt expense	19,260	-	19,260
Shares for services	26,250	-	26,250
Loss on derivative liability	156,883	-	156,883
Changes in operating assets and liabilities:
Accounts receivable	(19,493)	(1,912)	(21,405)
Value added taxes recoverable	(2,890)	(3,072)	(5,962)
Inventory	3,932	(8,278)	(4,346)
Prepaid assets	7,500	(7,500)	-
Accounts payable and accrued liabilities	39,731	23,019	62,750
Accounts payable due to related parties	11,413	-	11,413
Sales taxes payable	(444)	444	-
NET CASH USED IN OPERATING ACTIVITIES	(340,342)	(210,838)	(551,180)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(3,780)	-	(3,780)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to former officer	-	4,545	4,545
Issuance of common shares for cash	331,127	219,976	551,103
NET CASH PROVIDED BY FINANCING ACTIVITIES	331,127	224,521	555,648
NET CHANGE IN CASH	$(12,995)	13,683	688
CASH AT BEGINNING OF PERIOD	13,683	-	-
CASH AT END OF PERIOD	$688	$13,983	$688

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

See summary of significant accounting policies and notes to financial statements.

RADIATE RESEARCH INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
AT MAY 31, 2006
(Amounts in Canadian dollars, unless otherwise noted)

NOTE 1 - BASIS OF FINANCIAL STATEMENTS

Nature of business

Radiate Research Inc. (“Radiate”) was incorporated under the Canada Business Corporations Act on June 10, 2004, and filed Articles of Amendment on November 9, 2005. Radiate Research Inc. develops baby and infant products for manufacture by third party licensees utilizing a unique foil heating technology.

Revenue recognition

Radiate recognizes revenue from (1) the sale of Mothers' Warmth heating pads and (2) the design, and installation of foil-based low-energy radiant heating systems. Radiate’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin No. 104, “Revenue Recognition,” in conjunction with Emerging Issues Task Force (“EITF”) Issue Number 00-21, “Revenue Arrangements with Multiple Deliverables”. Radiate recognizes revenue when:

(1) persuasive evidence of an arrangement exists,

(2) delivery has occurred or services have been rendered,

(3) the sales price is fixed or determinable, and

(4) collectibility of the resulting accounts receivable is reasonably assured.

Allowance Method Used to Record Bad Debts

Radiate uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $19,260 and $0 at May 31, 2006, and May 31, 2005, respectively.

Research and development

Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization. In the opinion of management, no development costs incurred to date meet all the criteria for deferral and amortization. Therefore, all development costs have been expensed as incurred. While there are government programs available to provide assistance on eligible research and development expenses, it is not presently Radiate’s intention to apply for such assistance given the relatively modest amounts involved vs. the effort required.

Capital assets

Capital assets are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the declining balance method. The estimated useful lives for significant property and equipment categories are as follows:

Computer Equipment	3 years
Computer Software	2 years

Inventory

Radiate uses FIFO as a method of inventory calculation. Inventories are stated at the lower of cost or market (net realizable value).

Income taxes

Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign currency

Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect as at the balance sheet date. Foreign currency gains and losses are included in income.

Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Earnings (loss) per share

For the purposes of the basic and fully diluted earnings (loss) per share computation, the weighted average number of common shares has been used. Radiate has determined in accordance with the provisions of EITF 03-06 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share” that the Class “A” Special Shares are not to be included as common share equivalents for basic earnings(loss) per share. The Class “A” Special Shares are anti-dilutive because Radiate has experienced losses.

Concentrations of credit risk

Radiate is exposed to credit-related losses in the event of non-performance by counterparties. Credit exposure is minimized by dealing with only creditworthy counterparties.

Fair values

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and notes payable approximate fair values due to the short-term maturities of these instruments.

Derivative financial instruments

Radiate does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, Radiate uses the Black-Scholes option-pricing model to value the derivative instruments.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recently issued accounting pronouncements

Radiate does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Radiate’s results of operations, financial position or cash flows.

NOTE 2 - GOING CONCERN

Radiate has had minimal operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Radiate had total assets of $16,181 and had incurred net loss of $583,224 for the year ended May 31, 2006. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Radiate be unable to continue as a going concern. Radiate’s continued existence is dependent upon its ability to raise capital through private securities offerings and secure debt financing and use these sources of capital to develop and enhance its lines of foil heating system products and grow its sales of the Mothers Warmth Comfort Change System product line. Management is focusing on targeting its existing product line in retail stores that specialize in baby products, continuing its marketing efforts in Canada and expanding marketing activities in the United States. Through organic growth and funding via loans and private placement offerings, Radiate plans to continue to increase the profitability of its operations necessary to support operating requirements. There can be no assurance that any of management’s plans as described above will be successfully implemented or that Radiate will continue as a going concern.

NOTE 3 - EQUITY

On November 9, 2005, Radiate amended its Articles of Incorporation to:

(a)	Change the status of Radiate from Private to Public

(b)	Create a new class of shares of the Corporation consisting of an unlimited number of shares and designated as the Class A Common Shares (“Class A Common Shares”)

(c)	Create a new class of shares in the capital of the Corporation consisting of 11,632,600 shares and designated as the Class A Special Shares (“Class A Convertible Special Shares”)

(d)	Create a new class of shares in the capital of the Corporation consisting of 170,000 shares and designated as the Class B Special Shares (“Class B Convertible Special Shares”)

The Share Capital at May 31, 2006, after giving effect to the changes above, is as follows:
(a)	Special shares

1. Class A Convertible Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class B Convertible Special Shares. Except in the case of liquidation, no dividends are payable on the Class A Convertible Special Shares. Except as otherwise provided by law, the Class A shares are entitled to the number of votes as if the shares had been converted to Common Shares.
On January 3, 2006, as part of the reorganization of Radiate’s share capital described above, Radiate authorized the issuance of 11,632,600 Class A Convertible Preferred Stock and 237,400 Class A Common Shares in exchange for the 11,870,000 original series common shares issued and outstanding.
The Class A Convertible Special Shares are convertible at the option of the holders, after eighteen months, into the number of common shares sufficient to ensure that the former Class A Convertible Special Shareholders, as a class, will hold 75% of the then issued and outstanding common shares.

2. Class B Convertible Special Shares

Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class A Convertible Special Shares. Except in the case of liquidation, no dividends are payable on the Class B Convertible Special Shares. Except as otherwise provided by law, the Class B shares are entitled to the number of votes as if the shares had been converted to Common Shares.
At the year end May 31, 2006, 70,000 Class B Convertible Special Shares were issued for $26,250 in services. The shares were valued at market.
The Class B Convertible Special Shares are convertible at the option of the holders, after eighteen months, into five common shares of Radiate.

Radiate analyzed the Class A and Class B Convertible Special Shares for derivative accounting consideration under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Radiate determined the economic characteristics and risks of the embedded conversion options were clearly and closely related to the Special Shares. Specifically, the Class A Convertible Special Shareholders are entitled to voting rights equal to the number of shares of Common Shares into which they are convertible. In addition, the Special Shares are not redeemable at the holder’s option. Therefore, derivative accounting is not applicable for these convertible instruments.

(b)
Class A Common Stock and common stock (original series) - During fiscal 2006, original series common shares were issued for $209,038 in cash, the $704 subscription receivable was collected, and 50,000 shares of original common shares were canceled, reducing the subscription receivable by $5. The original series shares were then subsequently cancelled as part of the share capital reorganization described above. Subsequent to the share capital reorganization, 1,400,000 Series A Common shares and 2,000,000 stock purchase warrants were issued for $121,380 in cash (US$105,000).

(c)
Warrants - During fiscal 2006, in connection with Class A Common Share issuances, Radiate issued 2,000,000 share purchase warrants. The warrants are freestanding instruments with a term of three years and an exercise price of US$0.075 per share.

1.
Radiate analyzed the warrant instruments for derivative accounting consideration under SFAS 133 and EITF 00-19. Radiate determined the warrants did not meet the criteria for classification in shareholders’ equity under SFAS 133 and EITF 00-19 due to investor registration rights with liquidated damages to be paid by Radiate in the event: the registration statement is not filed timely; the registration statement is not declared effective within a stated timeframe; or an effective registration statement later ceases to be effective. Radiate determined that it would be more economic to issue registered shares than to issue unregistered shares and pay the maximum liquidated damage per share. Derivative accounting is therefore applicable for the warrant instruments due to Radiate’s inability to control registration.

2.
The warrants were valued using the Black-Scholes model, using a stock price of US$0.075; volatility of 135.87%; annual dividend rate of 0%; and a discount rate of 4.47%. The fair value of the derivative was computed at $133,901 (US$116,436) at inception on February 1, 2006. This derivative liability will be marked-to-market each quarter with the change in fair value recorded in the income statement.

3.
At May 31, 2006, the warrants were marked-to-market using the Black-Scholes model, using a term of 2.75 years, a stock price of US$0.075; volatility of 234.6%; annual dividend rate of 0%; and a discount rate of 4.47%. The fair value of the derivative was computed at $156,968 (US$142,698) on May 31, 2006.

NOTE 4 - RELATED PARTY TRANSACTION:

Contract fees of $78,000 were paid to related parties during fiscal 2005. Related parties also advanced $6,500 to Radiate as demand loans, $2,000 of which were repaid during the period.

We entered into a License Agreement with Abond Corporation on March 9, 2005. One of our Directors, Mr. Ronen Katz is an officer and director of Abond Corporation and he owns 50% of the outstanding common stock of Abond. The License Agreement grants Abond Corporation the non-exclusive right to manufacture and market our Mothers Warmth Comfort Change System for a period of five years. The License Agreement requires that Abond Corporation pay us an annual royalty of seven percent (7%) of the Net Sales Price of Change System. To date, Abond has not made any sales and no royalties have been earned by Radiate. We believe the terms of the license agreement with Abond are as favorable as terms that could have been obtained from an unaffiliated source.

NOTE 5 - INCOME TAXES

Radiate has incurred losses since inception, and therefore, had no tax liability at May 31, 2006. The net deferred tax asset generated by the loss carry-forward has been fully reserved..

At May 31, 2006, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$ 207,000
Less: valuation allowance	(207,000)
Net deferred tax asset	$ 0

The Company has accumulated non-capital losses forCanadian income tax purposes of approximately $796,763 that may be used to reduce future taxable income. These losses expire as follows:

2025  $ 213,539
2026   583,224

Page of

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Commission Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to contracts, statutes, or otherwise, the SEC has advised us that in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

By-laws
Our By-laws provide that we shall indemnify our officers and directors against all costs, charges and expenses reasonably incurred by them regarding any civil, criminal or administrative claim to which that person is made a party by reason of having been an officer or director of Radiate provided that the indemnified person acted in good faith in the best interests of Radiate and the indemnified person, in any criminal or administrative proceeding resulting in a monetary penalty, had reasonable grounds for believing that the conduct was lawful..

Item 7. Recent Sales of Unregistered Securities.

The following table sets forth our private sale of our shares of common stock from inception through September 30, 2006

Shareholder	Number of Shares	Notes(1)	Date	Total Consideration	Subscription Receivable	Amount (CDN$) Net of Subscription Receivable
Bill Kiss(1)	50,000	Consultant	24-Sep-04	$ 5.00		$ 5.00
John Scott(1)	50,000	Consultant	29-Sep-04	$ 5.00		$ 5.00
Mary Pat Burroughs Davidson(1)	100,000	Consultant	?	$ 10.00		$ 10.00
David Edwards(1)	50,000	Consultant	?	$ 5.00		$ 5.00
Brian Penney(1)	500,000	Consultant	?	$ 50.00	$ (50.00)	$ -
William Petrie(1)	50,000	Consultant	17-Mar-05	$ 5.00		$ 5.00
Kim A. Teron(1)	1,000,000	Consultant	07-Apr-05	$ 100.00		$ 100.00
Chris Skillen(1)	1,500,000	Consultant	07-Jun-05	$ 150.00	$ (150.00)	$ -
John A. Roberts(1)	1,750,000	Consultant	27-Sep-05	$ 175.00	$ (175.00)	$ -
Richard Bertrand(1)	50,000	Consultant	28-Sep-05	$ 5.00		$ 5.00
Marlay & Ford LLP(1)	50,000	Consultant		$ -		$ -
Micah Grinstead(1)	1,600,000	Consultant	14-Dec-05	$ 160.00	$ (160.00)	$ -
Douglas J. Edwards	150,000	Private Placement	12-Oct-04	$ 7,500.00		$ 7,500.00
David R. Cox	150,000	Private Placement	14-Oct-04	$ 7,500.00		$ 7,500.00
Mary E. M. Mills	150,000	Private Placement	14-Oct-04	$ 7,500.00		$ 7,500.00
J.D. Family Trust	150,000	Private Placement	15-Oct-04	$ 7,500.00		$ 7,500.00
Ann Matthews	150,000	Private Placement	16-Oct-04	$ 7,500.00		$ 7,500.00
John R. Allen	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
John LaGamba	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Chris Skillen(1)	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Chris Skillen(1)	150,000	Private Placement	18-Oct-04	$ 7,500.00		$ 7,500.00
Harry Keays(1)	150,000	Private Placement	21-Oct-04	$ 7,500.00		$ 7,500.00
Dr. Edward Napke(1)	150,000	Private Placement	22-Oct-04	$ 7,500.00		$ 7,500.00
Brian Penney	150,000	Private Placement	18-Nov-04	$ 7,500.00		$ 7,500.00
Joan & Stewart Smith	150,000	Private Placement	31-Jan-05	$ 7,500.00		$ 7,500.00
J. Peter McNaughton	150,000	Private Placement	18th Jan 05	$ 7,500.00		$ 7,500.00
Raj Narula	150,000	Private Placement	08-Feb-05	$ 7,500.00		$ 7,500.00
Robert C. Snell	150,000	Private Placement	18-Feb-05	$ 7,500.00		$ 7,500.00
David Levy	150,000	Private Placement	11-Mar-05	$ 7,500.00		$ 7,500.00
Sebastian Citro	150,000	Private Placement	15-Mar-05	$ 7,500.00		$ 7,500.00
Avril Patrick	150,000	Private Placement	16-Mar-05	$ 7,500.00		$ 7,500.00
George Langill	150,000	Private Placement	18-Mar-05	$ 7,500.00		$ 7,500.00
Robert A. Broomfield	150,000	Private Placement	04-Apr-05	$ 7,500.00		$ 7,500.00
Roberta J. Cain	75,000	Private Placement	05-Apr-05	$ 3,750.00		$ 3,750.00
David J. S. Hamilton	75,000	Private Placement	05-Apr-05	$ 3,750.00		$ 3,750.00
Michelle Bégin	150,000	Private Placement	11-Apr-05	$ 7,500.00		$ 7,500.00
Elizabeth Dattilo	150,000	Private Placement	02-May-05	$ 7,500.00		$ 7,500.00
J.R. Saint .	50,000	Private Placement	02-May-05	$ 12,500.00		$ 12,500.00
Richard Clark	150,000	Private Placement	09-May-05	$ 7,500.00		$ 7,500.00
David Schenkel	150,000	Private Placement	26-May-05	$ 7,500.00		$ 7,500.00
John R. Booth	100,000	Private Placement	30-May-05	$ 12,500.00		$ 12,500.00

- (less issue costs)
Balance at May 31, 2005	10,800,000			$ 220,670.00	$ (535.00)	$ 220,135.00

Mary P. Jardine	100,000	Private Placement	06-Jul-05	$ 12,500.00	$ 0.125	$ 12,500.00
Ron Suter	400,000	Private Placement	06-Jul-05	$ 50,000.00	$ 0.125	$ 50,000.00
Leach Technologies Ltd.	50,000	Private Placement	03-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Angela Borrello	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Sandro Campagna	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Maria A. Mancini	50,000	Private Placement	29-Aug-05	$ 12,500.00	$ 0.25	$ 12,500.00
Terry Zanatta	100,000	Private Placement	30-Aug-05	$ 25,000.00	$ 0.25	$ 25,000.00
Ann Matthews	50,000	Private Placement	20-Sep-05	$ 12,500.00	$ 0.25	$ 12,500.00
Margaret A. Coolen	60,000	Private Placement	22-Sep-05	$ 15,000.00	$ 0.25	$ 15,000.00
Azra Alvi	40,000	Private Placement	24-Sep-05	$ 12,500.00	$ 0.25	$ 12,500.00
John W. Davies	40,000	Private Placement	30-Sep-05	$ 10,000.00	$ 0.25	$ 10,000.00
T.G. Davies	40,000	Private Placement	04-Oct-05	$ 11,538.22	$ 0.25	$ 11,538.22
Dr. Edward Napke(1)	40,000	Private Placement	25-Oct-05	$ 10,000.00	$ 0.25	$ 10,000.00

Total	1,070,000			$ 209,038.22		$ 209,038.22
- Private Placement - pursuant to Securities Purchase Agreement dated October 21, 2005 $0.75 US
Bayside Associates Ltd.	280,000		Q3	$ 24,276.00		$ 24,276.00
Manillo Investors Ltd.	280,000		Q3	$ 24,276.00		$ 24,276.00
Castlegate Group Ltd.,	280,000		Q3	$ 24,276.00		$ 24,276.00
Kensington Group, Ltd.,	280,000		Q3	$ 24,276.00		$ 24,276.00
Trufello Associates, Ltd	280,000		Q3	$ 24,276.00		$ 24,276.00

Total	1,400,000			$ 121,380.00		$ 121,380.00

Corporate re-organization -allocation to Special “A” Shares	(11,632,600)			(421,129)		(421,129)

Balance at Sept 30, 2006	1,637,400			129,974		129,974

(1) Affiliates of Radiate either at the time of purchase or as of the date of this Prospectus.

The securities issued from inception to September 30, 2006 were sold to those individuals listed above. The sales were made by Radiate, a Canadian private issuer to non-United States residents. Radiate was subject to regulations of the Ontario Security Commission and as a private issuer relied upon Canadian National Policy 45-106.

The securities issued pursuant to the Securities Purchase Agreement dated October 21, 2005 were issued to Bayside Associate, Ltd., Manillo Investors, Ltd, Kensington Group, Ltd. Trufello Assoc., Ltd and Castlegate Group, Ltd. The issuer is a Canadian issuer and the offering was to non- United States residents. The exemption relied was Canadian National Policy 45-106.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this Registration Statement:

3.1	Articles of Incorporation*
3.2	Certificate of Amendment of Articles of Incorporation*
3.3	Bylaws*
4.1	Specimen Share Certificate*
4.2	Form of Warrant
5.1	Opinion of David M. Dobbs, P.C.*
10.1	Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant*
10.2	License Agreement between the Registrant and Abond Corporation*
10.3	Form of Securities Purchase Agreement among the Registrant and the named Purchasers*
10.4	Consulting Agreement between the Registrant and Ross Tuddenham*
23.1	Consent of Malone & Bailey, PC
23.1	Consent of David M. Dobbs, P.C.
*Previously Filed

(b) All schedules have been omitted because information required has been included with the Financial Statements or notes thereto or is otherwise not applicable.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to Shareholders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.
The Registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of the registration statement related to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use , supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on November 15, 2006.

RADIATE RESEARCH INC.

By: /s/ Micah Grinstead,
Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Micah Grinstead his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name place and stead in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that said attorney-in-fact or his substitute each acting alone may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/Micah Grinstead
Micah Grinstead, Chief Executive Officer, President, Principal Financial and Accounting Officer and Director

By: /s/Chris Skillen
Chris Skillen, Director

By: /s/Harry Keays
Harry Keays, Director

By: /s/Edward Napke
Edward Napke, Director

By: /s/ William Sklar
William L. Sklar, Director

By: /s/Ronen Katz
Ronen Katz, Director

Exhibit Index

3.1	Articles of Incorporation*
3.2	Certificate of Amendment of Articles of Incorporation*
3.3	Bylaws*
4.1	Specimen Share Certificate*
4.2	Form of Warrant
5.1	Opinion of David M. Dobbs, P.C.*
10.1	Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant*
10.2	License Agreement between the Registrant and Abond Corporation*
10.3	Form of Securities Purchase Agreement among the Registrant and the named Purchasers*
10.4	Consulting Agreement between the Registrant and Ross Tuddenham*
23.1	Consent of Malone & Bailey, PC
23.2	Consent of David M. Dobbs, P.C.

*Previously Filed

WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of the 21st day of October, 2005, is entered into by and between Radiate Research Inc., a Canadian Federal corporation (the “Company”), and the Company when acting in the capacity of warrant agent (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, the Company has authorized the issuance of a maximum of 2,000,000 warrants pursuant to that certain Securities Purchase Agreement, dated October 21, 2005, by and among the Company and the Subscribers listed on the execution page thereof (the “Securities Purchase Agreement”), including any additional warrants issuable pursuant to Section 4(l) thereof (“Warrants”);

WHEREAS, 400,000 of such Warrants shall be designated as Series A Warrants, each entitling the holder to purchase one share (subject to adjustment as provided in Section 4) of the Company’s common stock, no par value (the “Shares”);

WHEREAS, 1,600,000 of such Warrants shall be designated as Series B Warrants, each entitling the holder to purchase one of the Shares (subject to adjustment as provided in Section 4);

WHEREAS, the Company desires to provide for the issuance of certificates representing the Warrants; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations hereunder of the Company and the Registered Holders of Warrants, and the Warrant Agent, the parties hereto agree as follows:

1. MANNER OF EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES. Subject to the provisions hereof, Warrants may be exercised by the holder hereof, in whole or in part, by the surrender of a Warrant, together with a completed exercise agreement in the form attached hereto (the “Exercise Agreement”), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), delivery to the Company of a written notice of an election to effect a “Cashless Exercise” (as defined in Section 11(c) below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which Warrants shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder thereof within a reasonable time, not exceeding three (3) business days, after the Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If a Warrant shall have been exercised only in part, then, unless the Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which the Warrant shall not then have been exercised. In addition to all other available remedies at law or in equity, if the Company fails to deliver certificates for the Warrant Shares within three (3) business days after Warrants is exercised, then the Company shall pay to the holder in cash a penalty (the “Penalty”) equal to 2% of the number of Warrant Shares that the holder is entitled to multiplied by the Market Price (as hereinafter defined) for each day that the Company fails to deliver certificates for the Warrant Shares. For example, if the holder is entitled to 100,000 Warrant Shares and the Market Price is $2.00, then the Company shall pay to the holder $4,000 for each day that the Company fails to deliver certificates for the Warrant Shares. The Penalty shall be paid to the holder by the fifth day of the month following the month in which it has accrued.

Not withstanding anything in Warrants to the contrary, in no event shall the Holder of Warrants be entitled to exercise a number of Warrants (or portions thereof) in excess of the number of Warrants (or portions thereof) upon exercise of which the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants and the unexercised or unconverted portion of any other securities of the Company (including the Shares (as defined in the Securities Purchase Agreement)) subject to a limitation on conversion or exercise analogous to the limitation contained herein) and (ii) the number of shares of Common Stock issuable upon exercise of the Warrants (or portions thereof) with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (i) of the preceding sentence. Notwithstanding anything to the contrary contained herein, the limitation on exercise of Warrants set forth herein may not be amended without (i) the written consent of the Holder of Warrants and the Company and (ii) the approval of a majority of shareholders of the Company.

2. PERIOD OF EXERCISE. The Warrants are exercisable at any time or from time to time on or after the date on which Warrants is issued and delivered pursuant to the terms of the Securities Purchase Agreement and before 6:00 p.m., New York, New York time on the fourth (4th) anniversary of the date of issuance (the “Exercise Period”).

3. CERTAIN AGREEMENTS OF THE COMPANY. The Company hereby covenants and agrees as follows:

(a) SHARES TO BE FULLY PAID. All Warrant Shares will, upon issuance in accordance with the terms of Warrants, be validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof.

(b) RESERVATION OF SHARES. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of Warrants, a sufficient number of shares of Common Stock to provide for the exercise of Warrants.

(c) LISTING. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of Warrants) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of Warrants; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of Warrants if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

(d) CERTAIN ACTIONS PROHIBITED. The Company will not, by amendment of its charter or through any re-organization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of Warrants and in the taking of all such action as may reasonably be requested by the holder of Warrants in order to protect the exercise privilege of the holder of Warrants against dilution or other impairment, consistent with the tenor and purpose of Warrants. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of Warrants above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of Warrants.

(e) SUCCESSORS AND ASSIGNS. Warrants will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all the Company's assets.

4. ANTIDILUTION PROVISIONS. During the Exercise Period, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Paragraph 4.

In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up to the nearest cent.

(a) ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES UPON ISSUANCE OF COMMON STOCK. Except as otherwise provided in Paragraphs 4(c) and 4(e) hereof, if and whenever on or after the date of Warrants, the Company issues or sells, or in accordance with Paragraph 4(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Market Price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to a price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Paragraph 4(b) hereof, received by the Company upon such Dilutive Issuance divided by the Market Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance.

(b) EFFECT ON EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Exercise Price under Paragraph 4(a) hereof, the following will be applicable:

(i) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Market Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES.If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Exercise Price then in effect will be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

(v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of Warrants will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company.

(vi) EXCEPTIONS TO ADJUSTMENT OF EXERCISE PRICE. No adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of issuance of Warrants; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; or (iii) upon the exercise of the Warrants.

(c) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

(d) ADJUSTMENT IN NUMBER OF SHARES. Upon each adjustment of the Exercise Price pursuant to the provisions of this Paragraph 4, the number of shares of Common Stock issuable upon exercise of Warrants shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(e) CONSOLIDATION, MERGER OR SALE. In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the holder of Warrants will have the right to acquire and receive upon exercise of Warrants in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of Warrants had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Paragraph 4 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of Warrants. The Company will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Paragraph 4 and the obligations to deliver to the holder of Warrants such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

(f) DISTRIBUTION OF ASSETS. In case the Company shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution, but prior to the date of distribution, the holder of Warrants shall be entitled upon exercise of Warrants for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the holder had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

(g) NOTICE OF ADJUSTMENT. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder of Warrants, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the Chief Financial Officer of the Company.

(h) MINIMUM ADJUSTMENT OF EXERCISE PRICE. No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.

(i) NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the exercise of Warrants, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such exercise.

(j) OTHER NOTICES. In case at any time:

(i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;

(ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all its assets to, another corporation or entity; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each such case, the Company shall give to the holder of Warrants (a) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, re-classification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least 30 days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

(k) CERTAIN EVENTS. If any event occurs of the type contemplated by the adjustment provisions of this Paragraph 4 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Paragraph 4(g) hereof, and the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of Warrants so that the rights of the holder shall be neither enhanced nor diminished by such event.

(l) CERTAIN DEFINITIONS.

(i) “COMMON STOCK DEEMED OUTSTANDING” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (x) pursuant to Paragraph 4(b)(i) hereof, the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (y) pursuant to Paragraph 4(b)(ii) hereof, the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

(ii) “MARKET PRICE,” as of any date, (i) means the average of the last reported sale prices for the shares of Common Stock on the OTCBB for the five (5) Trading Days immediately preceding such date as reported by Bloomberg, or (ii) if the OTCBB is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Company or, at the option of a majority-in-interest of the holders of the outstanding Warrants by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

(iii) “COMMON STOCK,” for purposes of this Paragraph 4, includes the Common Stock, no par value per share, and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to Warrants shall include only shares of Common Stock, no par value per share, in respect of which Warrants is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Paragraph 4(e) hereof, the stock or other securities or property provided for in such Paragraph.

5. ISSUE TAX. The issuance of certificates for Warrant Shares upon the exercise of Warrants shall be made without charge to the holder of Warrants or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of Warrants.

6. NO RIGHTS OR LIABILITIES AS A SHAREHOLDER. Warrants shall not entitle the Warrant Holder to any voting rights or other rights as a shareholder of the Company. No provision of Warrants, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder of Warrants, shall give rise to any liability of such holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7. TRANSFER, EXCHANGE, AND REPLACEMENT OF WARRANT.

(a) RESTRICTION ON TRANSFER. Warrants and the rights granted to the holder thereof are transferable, in whole or in part, upon surrender of a Warrant Certificate, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Paragraph 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Paragraph 7(f) hereof and to the applicable provisions of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the Registered Holder of Warrants as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(b) WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. Warrants are exchangeable, upon the surrender thereof by the Holder thereof at the office or agency of the Company referred to in Paragraph 7(e) below, for new Warrants of like tenor representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the holder hereof at the time of such surrender.

(c) REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of a Warrant certificate and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of Warrants, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

(d) CANCELLATION; PAYMENT OF EXPENSES. Upon the surrender of a Warrant certificate in connection with any transfer, exchange, or replacement as provided in this Paragraph 7, Warrants shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the holder or transferees) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Paragraph 7.

(e) REGISTER. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for the Warrants, in which the Company shall record the name and address of the person in whose name the Warrants has been issued, as well as the name and address of each transferee and each prior owner of the Warrants.

(f) EXERCISE OR TRANSFER WITHOUT REGISTRATION. If, at the time of the surrender of Warrants in connection with any exercise, transfer, or exchange of a Warrant, the Warrants (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the holder or transferee of a Warrant, as the case may be, furnish to the Company a written opinion of counsel, which opinion and counsel are acceptable to the Company, to the effect that such exercise, transfer, or exchange may be made without registration under said Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act; provided that no such opinion, letter or status as an “accredited investor” shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act. The first holder of a Warrant, by taking and holding the same, represents to the Company that such holder is acquiring a Warrant for investment and not with a view to the distribution thereof.

8. REGISTRATION RIGHTS. The initial holder of a Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares as are set forth in Section 2 of the Registration Rights Agreement.

9. NOTICES. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the holder of Warrants shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to such holder at the address shown for such holder on the books of the Company, or at such other address as shall have been furnished to the Company by notice from such holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Company shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail or by recognized overnight mail courier, postage prepaid and addressed, to the office of the Company at 300 March Road, Suite 436, Ottawa, Ontario, Canada, Attention: Chief Executive Officer, or at such other address as shall have been furnished to the holder of Warrants by notice from the Company. Any such notice, request, or other communication may be sent by facsimile, but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail or by recognized overnight mail courier as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the receipt thereof by the person entitled to receive such notice at the address of such person for purposes of this Paragraph 9, or, if mailed by registered or certified mail or with a recognized overnight mail courier upon deposit with the United States Post Office or such overnight mail courier, if postage is prepaid and the mailing is properly addressed, as the case may be.

10. GOVERNING LAW. WARRANTS SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER WARRANTS, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT EITHER PARTY'S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER. THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER WARRANTS SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS' FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

11. MISCELLANEOUS.

(a) AMENDMENTS. Warrants and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof.

(b) DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of Warrants are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(c) CASHLESS EXERCISE. Notwithstanding anything to the contrary contained in Warrants, if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act, Warrants may be exercised by presentation and surrender of Warrants to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender Warrants for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. For example, if the holder is exercising 100,000 Warrants with a per Warrant exercise price of $0.075 per share through a cashless exercise when the Common Stock's current Market Price per share is $2.00 per share, then upon such Cashless Exercise the holder will receive 96,104 shares of Common Stock.

(d) REMEDIES. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under Warrants will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of Warrants, that the holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of Warrants and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

EXHIBIT A
FORM OF CLASS A WARRANT CERTIFICATE

Number WA _____________ Warrants
EXERCISABLE FROM 9:00 A.M., NEW YORK TIME,
ON _____________, UNTILCUSIP ____________
5:00 P.M., NEW YORK TIME, ____________
________________
INCORPORATED UNDER THE LAWS OF THE STATE OF ________

This certifies that

is the owner of

CLASS A WARRANTS, EACH TO PURCHASE ONE FULLY PAID AND NON-ASSESSABLE SHARE OF COMMON STOCK, $.001 PAR VALUE, OF

________________ at the initial Exercise Price of $.001 per share. Payment of the Purchase Price shall be paid in the manner, at the time and on the terms and conditions specified in this Warrant and the Warrant Agreement. The certificate or certificate shall be registered in the name specified in the notice of exercise free and clear of any legend, restriction or stop order. This Warrant is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

[Missing Graphic Reference]
Witness the manual or facsimile signatures of the Company’s duly authorized officers, countersigned by the Warrant Agent.

Dated: ________________________

__________, Secretary__________, CEO

ASSIGNMENT

FOR VALUE RECEIVED the undersigned Registered Holder of the within Warrant hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any part of the Warrant not being assigned hereby) all of the right of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address of Assignee	Social Security or Other Identifying Number of Assignee	Number of Shares of Common Stock Assigned to Assignee

and does hereby irrevocably constitute and appoint ______________________ as the undersigned’s attorney to make such transfer on the books of the Warrant Agent and ________________ maintained for that purpose, with full power of substitution in the premises.

Date: ______________, 2004
__________________________________________________
(Signature of Registered Holder)1   The signature must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

__________________________________________________

(Street Address)

__________________________________________________

(City)      (State)   (Zip Code)

AGREEMENT EXERCISE
To: ________________

The undersigned irrevocably exercises this Warrant for the purchase of ____________ shares (subject to adjustment) of Common Stock of ________________ (the “Company”): for this Warrant and agrees to make payment of $____________________ (the “Purchase Price”) in the manner specified in the Warrant Agreement, all at the Exercise Price and on the terms and conditions specified in this Warrant and the Warrant Agreement, and requests that a certificate for such Shares be registered in the name of _______________________________ whose address is _____________________________, and that such certificate be delivered to ___________________, whose address is ___________________ _______________.

If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Shares be registered in the name of ___________________, whose address is _____________________ ____________ and that such Certificate be delivered to ______________, whose address is ______________________________.

Date: ________________, 2004
__________________________________________________

(Signature of Registered Holder)1

__________________________________________________

(Street Address)

__________________________________________________

(City)    (State or Province)   (Zip Code)

__________________________________________________

(Country)

1

FORM OF CLASS B WARRANT CERTIFICATE

Number WB ________________ Warrants
EXERCISABLE FROM 9:00 A.M., NEW YORK TIME,
ON __________________, UNTILCUSIP _________
5:00 P.M., NEW YORK TIME, __________________
________________
INCORPORATED UNDER THE LAWS OF THE STATE OF ________

This certifies that

is the owner of

CLASS B WARRANTS, EACH TO PURCHASE ONE FULLY PAID AND NON-ASSESSABLE SHARE OF COMMON STOCK, $.001 PAR VALUE, OF

________________ at the initial Exercise Price of $0.40 per share. Payment of the Purchase Price shall be paid in the manner, at the time and on the terms and conditions specified in this Warrant and the Warrant Agreement. The certificate or certificate shall be registered in the name specified in the notice of exercise free and clear of any legend, restriction or stop order. This Warrant is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Witness the manual or facsimile signatures of the Company’s duly authorized officers, countersigned by the Warrant Agent.

[Missing Graphic Reference]
Dated: ________________________

__________, Secretary__________, CEO

ASSIGNMENT

FOR VALUE RECEIVED the undersigned Registered Holder of the within Warrant hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any part of the Warrant not being assigned hereby) all of the right of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address of Assignee	Social Security or Other Identifying Number of Assignee	Number of Shares of Common Stock Assigned to Assignee

and does hereby irrevocably constitute and appoint ______________________ as the undersigned’s attorney to make such transfer on the books of the Warrant Agent and ________________ maintained for that purpose, with full power of substitution in the premises.

Date: ______________, 2004
__________________________________________________
(Signature of Registered Holder)1   The signature must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

__________________________________________________

(Street Address)

__________________________________________________

(City)      (State)   (Zip Code)

AGREEMENT EXERCISE
To: ________________

The undersigned irrevocably exercises this Warrant for the purchase of ____________ shares (subject to adjustment) of Common Stock of ________________ (the “Company”): for this Warrant and agrees to make payment of $____________________ (the “Purchase Price”) in the manner specified in the Warrant Agreement, all at the Exercise Price and on the terms and conditions specified in this Warrant and the Warrant Agreement, and requests that a certificate for such Shares be registered in the name of _______________________________ whose address is _____________________________, and that such certificate be delivered to ___________________, whose address is ___________________ _______________.

If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Shares be registered in the name of ___________________, whose address is _____________________ ____________ and that such Certificate be delivered to ______________, whose address is ______________________________.

Date: ________________, 2004
__________________________________________________

(Signature of Registered Holder)1

__________________________________________________

(Street Address)

__________________________________________________

(City)    (State or Province)   (Zip Code)
__________________________________________________
(Country)